Exhibit 99.1

PURCHASE AND SALE AGREEMENT

BETWEEN

Nortel Networks Limited

(“Seller”)

AND

Airspan Networks Inc.

(“Buyer”)

December 23, 2003

i

6.6	EXCLUSIVE REMEDY.	32
6.7	CLAIM NOTICE.	32
6.8	DEFENSE OF THIRD PARTY CLAIMS.	33
6.9	PROCEDURES FOR DIRECT CLAIMS.	35
6.10	TREATMENT OF INDEMNIFICATION PAYMENTS.	35

ARTICLE VII TERMINATION		35

7.1	TERMINATION OF AGREEMENT.	35
7.2	EFFECT OF TERMINATION.	36

ARTICLE VIII FURTHER AGREEMENTS		36

8.1	WARRANTIES ON PRODUCTS.	36
8.2	ACCESS TO INFORMATION; RECORD RETENTION; COOPERATION.	36
8.3	DISCLOSURE GENERALLY.	38
8.4	CERTAIN EMPLOYEE MATTERS.	38
8.5	ACQUISITION OF LEASED EQUIPMENT.	48
8.6	INTELLECTUAL PROPERTY MATTERS.	48
8.7	FURTHER ASSURANCES.	49
8.8	ACKNOWLEDGMENTS BY BUYER.	49
8.9	TRANSFER OF TANGIBLE PERSONAL PROPERTY.	49
8.10	RISK OF LOSS.	50
8.11	TAX REGISTRATIONS.	50
8.12	PREFERRED SUPPLIER.	50
8.13	SELLER REFERENCES.	50
8.14	ACCOUNTS RECEIVABLE.	51
8.15	PREPARATION OF FINANCIAL STATEMENTS.	51

ARTICLE IX MISCELLANEOUS		51

9.1	PRESS RELEASES AND ANNOUNCEMENTS.	51
9.2	NO THIRD PARTY BENEFICIARIES.	52
9.3	ACTION TO BE TAKEN BY AFFILIATES.	52
9.4	ENTIRE AGREEMENT.	52
9.5	SUCCESSION AND ASSIGNMENT.	52
9.6	COUNTERPARTS.	52
9.7	HEADINGS.	52
9.8	NOTICES.	52
9.9	GOVERNING LAW.	53
9.10	PREVAILING PARTIES.	53
9.11	AMENDMENTS AND WAIVERS.	54
9.12	SEVERABILITY.	54
9.13	EXPENSES.	54
9.14	SPECIFIC PERFORMANCE.	54
9.15	SUBMISSION TO JURISDICTION.	54
9.16	CONSTRUCTION.	55
9.17	INCORPORATION OF EXHIBITS AND SCHEDULES.	55
9.18	FACSIMILE SIGNATURE.	55

Disclosure Schedule

Exhibits:

Exhibit A	-	Form of Technology License Agreement
Exhibit B	-	Form of Assumption Agreement
Exhibit C	-	Form of Bill of Sale
Exhibit D	-	Form of Trademark Assignment
Exhibit E	-	Form of Copyright Assignment
Exhibit F	-	Form of Transition Services Agreement
Exhibit G	-	Form of Referral Agreement
Exhibit H	-	Form of Master Subcontract Agreement
Exhibit I	-	UK Lease Agreement
Exhibit J	-	Data Protection Agreement
Exhibit K	-	Product Supply Agreement
Exhibit L	-	Form of Manufacturing Transition Services Agreement
Exhibit M	-	UK Underlease Agreement
Exhibit N	-	Form of Offer Letter to United States Business Employees
Exhibit O		Form of Employee Loan Agreement
Exhibit P		Form of U.S. Real Estate License Agreement

TABLE OF DEFINED TERMS

Defined Term	Section
1060 Forms	1.2(c)
Accounts Receivable	1.1(b)(viii)
Acquired Assets	1.1(a)
Acquired Assets Material Adverse Effect	2.1
Affiliate	9.3
Agreement	Preamble
Ancillary Agreements	1.1(d)(x)
Approval	1.4(a)
Asset Allocation Schedule	1.2(c)
Assigned Intellectual Property	1.1(a)(vi)
Assigned Software	1.1(a)(iv)
Assigned Trademarks	1.1(a)(v)
Assigned Trade Secrets	1.1(a)(vi)
Assumed Liability Claims	6.2(c)
Assumed Liabilities	1.1(c)(x)
Assumption Agreement	1.1(d)(ii)
Axtel	2.1
Axtel Agreement	2.6(l)
Business	Introduction
Business Day	9.17
Business Employees	8.4(a)(i)
Buyer	Preamble
Buyer Employee Plan	3.6
Buyer General Claims	6.1(a)
Buyer Group	1.1(a)
Buyer Indemnified Parties	6.1
Buyer Material Adverse Effect	3.3(c)
Buyer Subsidiaries	1.1(a)
Claim Notice	6.7
Claims Expiration Date	6.4
Closing	1.3(a)
Code	1.2(c)
Confidentiality Agreement	8.2(e)
Contracts	1.1(a)(iii)
Copyrights	2.6(a)
Customer Information	1.1(a)(vii)
Damages	6.3
Data Protection Agreement	2.10(c)(v)
Deferred Assets	1.4(a)(ii)
Deferred Transfer	1.4(c)
Disclosure Schedule	Article II
Dollars	9.17
Employee Information	1.1(a)(ix)

Defined Term	Section
Employee Loan Agreement	1.1(d)(xiv)
Equipment	1.1(a)(ii)(B)
English Business Employees	8.4(a)(i)
English Transferred Employees	8.4(b)
Exchange Act	8.15
Fraud	6.6
GAAP	8.15
Governmental Entity	2.4(b)
Incentive Bonus	8.4(g)
Indemnified Party	6.7
Indemnifying Parties	6.7
Information	8.2(a)
Inventory	1.1(a)(i)
Inventory Claim	6.5(a)(i)
Inventory Deductible	6.5(a)(ii)
Intellectual Property	2.6(a)
Leased Computers	8.5
Leave Employee	8.4(c)(viii)
Loaned Employee	8.4(b)(xi)
Manufacturing Services Agreement	1.1(d)(xi)
Marks	2.6(a)
Master Subcontract Agreement	1.1(d)(viii)
NETAS	2.7(d)
Nortel UK	1.1(a)
Ordinary Course of Business	2.2(b)
Other Deductible	6.5(a)(ii)
PMS	2.12
Parties	Preamble
Patents	2.6(a)
Post-Closing Claims	6.2(b)
Pre-Closing Claims	6.1(b)
Prepayment Amount	1.2(b)
Products	Introduction
Product Supply Agreement	1.1(d)(x)
Purchase Price	1.2(a)
Reasonable Investigation	Article II
Retention Bonus Payment	8.4(f)
Security Interest	2.2(b)
Seller	Preamble
Seller Employee Plan	2.10(a)
Seller Financial Statements	8.15
Seller General Claims	6.2(a)
Seller Group	1.1(a)
Seller Indemnified Parties	6.2

v

Defined Term	Section
Seller Copyrights	2.6(c)
Seller Retained Purchase Orders	1.1(b)(i)
Seller Subsidiaries	1.1(a)
Special Provisions Order	1.5(f)
Tangible Personal Property	1.1(a)(ii)(B)
Tax	1.5(a)
Technology Agreement	Introduction
Third Party	6.8(a)
Third Party Claim	6.8(a)
Third Party Intellectual Property	8.6(a)
Trade Secrets	2.6(a)
Transferred Employees	8.4(b)
Transferred Purchase Orders	1.1(a)(iii)(C)
Transfer Regulations	8.4(d)(i)
Transfer Taxes	1.5(a)
UK Acquired Assets	1.5(f)
UK Buyer	1.5(f)
UK Lease Agreement	1.1(d)(x)
UK VAT	1.5(f)
United States Business Employees	8.4(a)(i)
United States Transferred Employees	8.4(b)

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (“Agreement”) is entered into as of December 23, 2003 between Nortel Networks Limited, a corporation formed under the laws of Canada (“Seller”), and Airspan Networks Inc., a Washington corporation (“Buyer”). Seller and Buyer are referred to together herein as the “Parties.”

INTRODUCTION

WHEREAS, Seller is engaged in the Fixed Wireless Access business (“Business”), which consists of manufacturing, selling and supporting its base station equipment, customer premises equipment and integration services in the fixed wireless access market operating in the 3.5GHz spectrum using TDMA technology and known as “PROXIMITY” (the “Products”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets of Seller primarily associated with the manufacture, development and support of the Products, subject to the assumption of related liabilities upon the terms and subject to the conditions set forth herein; and

WHEREAS, as part of this transaction, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, certain of the intellectual property rights relating to the Products, and Buyer desires to license from Seller, and Seller desires to license to Buyer, certain of the intellectual property related to the Products on the terms and conditions set forth in that certain Technology License Agreement in the form attached hereto as Exhibit A (the “Technology Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

ASSET PURCHASE

1.1 Purchase and Sale of Assets; Assumption of Liabilities.

(a) Transfer of Assets. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, as of the Closing, Seller shall, or as required shall cause Nortel Networks Inc., a Delaware corporation (“Nortel US”), Nortel Networks UK Limited, a corporation formed under the laws of the United Kingdom (“Nortel UK”), and Nortel Networks de Mexico S.A. de C.V., a corporation formed under the laws of Mexico (“Nortel Mexico”), and its other subsidiaries or affiliates, as appropriate (collectively, the “Seller Subsidiaries” and together with Seller, the “Seller Group”), to, sell, convey, assign, transfer and deliver to Buyer or to any of its subsidiaries or affiliates (such entities referred to herein as the “Buyer Subsidiaries” and, together with Buyer, the “Buyer Group”), as designated by Buyer, and Buyer or Buyer Subsidiaries, as so designated by Buyer, shall purchase and acquire from Seller or the Seller Subsidiaries, those assets, rights, contracts and business of Seller and the Seller Subsidiaries at the Closing which are primarily utilized in or arise from the manufacture, sale and support of the Products, all as set forth below in clauses (i) through (ix) of this Section 1.1(a) (collectively, the “Acquired Assets”), but subject in all respects to Section 1.1(b) below:

(i) The production inventory of raw materials, work in process and finished goods relating exclusively to the Products, whether in the possession of, in transit to or from or in the distribution system of the Seller Group (in any location throughout the world) at the Closing, including without limitation the 50MHz inventory located in Devon, England, and inventories at Solectron’s facilities in Mexico and California and at the Seller Group’s facilities in Calgary, Canada, together with Seller’s right, title and interest in and to spare parts related exclusively to the Products (collectively, the “Inventory”), solely as such Inventory is determined pursuant to Section 4.4 below;

(ii) Seller’s and each Seller Subsidiary’s right, title and interest in and to the following:

(A) the test and lab equipment, machinery and tools that are owned (and not leased from an unaffiliated third party) by a member of the Seller Group, all solely as set forth on Schedule 1.1(a)(ii)(A); and

(B) the furniture and other tangible personal property that are: (I) owned (and not leased) by a member of the Seller Group, (II) used exclusively in connection with the Business, and (III) located at Seller Group’s facilities on Concord Road in Maidenhead, United Kingdom or [Sunrise, Florida], if any, all solely as set forth on Schedule 1.1(a)(ii)(B) (the items set forth in subclause (A) and subclause (B) above, collectively, the “Equipment”, and together with the Inventory, the “Tangible Personal Property”); and

(C) all warranties and guarantees, if any, express or implied, existing for the benefit of Seller or any Seller Subsidiary in connection with the Tangible Personal Property to the extent transferable;

(iii) The following contracts, or portions thereof relating to the Products (collectively, the “Contracts”):

(A) subject to Section 1.4, agreements or arrangements with customers for the purchase and/or service or maintenance of the Products, all solely as set forth on Schedule 1.1(a)(iii)(A);

(B) leases for personal property, agreements or arrangements with vendors, and other agreements or arrangements exclusively related to the Products, all solely as set forth on Schedule 1.1(a)(iii)(B); and

(C) those certain purchase orders, or parts thereof, for the sale of Products or services received by Seller or any Seller Subsidiary at or prior to the Closing which have not been filled, or to the extent not filled, as the case may be, by shipment of the relevant Products or performance of the relevant services, by or on behalf of Seller or any Seller

Subsidiary in accordance with their respective terms and conditions at or prior to the Closing, all of which will be set forth on Schedule 1.1(a)(iii)(C) prior to the Closing (the “Transferred Purchase Orders”);

(iv) Seller’s and each Seller Subsidiary’s right, title and interest in and to the software and firmware, including all copyrights therein, which is exclusively embedded in the Products and owned by Seller, including, without limitation, as set forth on Schedule 1.1(a)(iv) (collectively, the “Assigned Software”);

(v) Seller’s and each Seller Subsidiary’s right, title and interest in and to PROXIMITY and any other trademarks, trademark registrations and trade names which are used exclusively in connection with the Business (together with the goodwill associated therewith), all solely as set forth on Schedule 1.1(a)(v) (collectively, the “Assigned Trademarks”);

(vi) to the extent exclusively related to the Business, Seller and each Seller Subsidiary’s manufacturing and other know-how, methods and processes including, without limitation, as described on Schedule 1.1(a)(vi) (collectively, the “Assigned Trade Secrets”, and together with the Assigned Software and Assigned Trademarks, the “Assigned Intellectual Property”);

(vii) Certain customer information with respect to the Products, including installed base information to the extent such information is known to the Seller Group at the Closing, solely as set forth on Schedule 1.1(a)(vii) (the “Customer Information”);

(viii) All training materials, vendor lists, catalogs, research material and quality control data which are used exclusively in connection with the Products;

(ix) Employee data related to Transferred Employees, all solely as set forth in Schedule 2.10(c) (the “Employee Information”);

(x) Source code and technical documentation used exclusively in connection with the Business; and

(xi) Prepayments related to the Business made by Seller to vendors prior to Closing as set forth on Schedule 1.1(a)(xi).

(b) Excluded Assets. It is expressly understood and agreed that the Acquired Assets shall not include any right, title or interest of any member of the Seller Group in and to any of the following:

(i) Those certain purchase orders, or portions thereof, booked by Seller or any Seller Subsidiary at or prior to the Closing which have been filled by shipment of the relevant Products by or on behalf of Seller or any Seller Subsidiary at or prior to the Closing, all of which will be set forth on Schedule 1.1(b)(i) prior to the Closing (the “Seller Retained Purchase Orders”) and the Products so shipped in respect thereof;

(ii) Except as otherwise provided in this Agreement, the contractual rights under any contracts or agreements other than the Contracts, including any contracts related to the business of the Seller Group to the extent they apply to the manufacture, sale, provision or support of goods or services other than the Products;

(iii) All employee data, including records, pertaining to Transferred Employees, except for the Employee Information;

(iv) Any Taxes refundable to Seller in respect of transactions, or in respect of the period, prior to the Closing;

(v) All other assets relating to the manufacture, sale or support of the Products other than those specifically identified in Section 1.1(a) above;

(vi) All internet protocol addresses and networks, including, without limitation, DNS domain names, e-mail addresses, world wide web (www) and http addresses, network names, network addresses (such as IPv4 and IPv6) and services (such as mail or website) whether or not used or currently in service, and including all registrations relating thereto in or with all registration bodies and organizations;

(vii) All software and infrastructure components of the Seller Group that are not Acquired Assets, such as but not limited to software and databases associated with administrative services, including any financial, human resources, real estate, security, sales and marketing, order management, bills of materials, logistics, customs/excise, information systems or general administrative processes or services, supplied to or in connection with the Acquired Assets, as well as the corporate IT infrastructure of the Seller Group;

(viii) All accounts receivable associated with the Business (the “Accounts Receivable”) arising prior to the Closing from the shipment of Products already made by Seller or services already performed as of the Closing by Seller, as set forth solely on Schedule 1.1(b)(viii);

(ix) Subject to Section 1.2(b), all prepayments received from customers prior to the Closing, whether under the Contracts or otherwise;

(x) The minute books, seals, stock record books, stock certificates and other similar corporate documents and Tax Returns for each member of the Seller Group, including all supporting schedules, attachments, work papers and similar documents, for Taxes accruing at or before the Closing; and

(xi) any asset, property or right of any member of the Seller Group that does not relate to the Business.

(c) Assumed Liabilities. Upon the Closing, Buyer shall assume and agree to pay, perform and discharge when due (or cause a Buyer Subsidiary to pay, perform and discharge), upon the terms and subject to the conditions of this Agreement, the following liabilities and obligations relating to the Acquired Assets:

(i) All liabilities and obligations under the Contracts, including the obligation to provide hardware and software warranty services, repair and replacement services, technical and software support and maintenance of the Products under the Contracts arising after the Closing Date; provided, however, that any liabilities or obligations arising from any disputes or lawsuits existing at the time of the Closing and relating to the Contracts shall not be included in the liabilities assumed under this Section;

(ii) All liabilities and obligations of those accounts payable relating to the Business that are outstanding as of the Closing from Products not yet shipped and services not yet performed, which accounts payable are detailed on Schedule 1.1(c)(ii);

(iii) All liabilities and obligations of Seller and the Seller Subsidiaries which arise on account of Buyer’s or a Buyer Subsidiary’s use of the Acquired Assets and/or the manufacture, sale or support of any Products manufactured, sold or supported by Buyer at and after the Closing; provided, however, that any liabilities or obligations arising from any disputes or lawsuits existing at the time of the Closing and related to the Acquired Assets shall not be included in the liabilities assumed under this Section;

(iv) All liabilities and obligations assumed by the Buyer Group pursuant to Section 8.4 (Certain Employee Matters) including, for avoidance of doubt, such liabilities and obligations assumed by Buyer Group under the Employee Loan Agreement;

(v) Real estate taxes, personal property taxes, and other ad valorem taxes with respect to the Acquired Assets to the extent that such Taxes relate to periods subsequent to the Closing (for the avoidance of doubt, such Taxes for the year that includes the date of the Closing shall be allocated pro rata based on the number of days that occur before and after the date of the Closing); and

(vi) All liabilities and obligations with respect to vendor purchase orders listed on Schedule 1.1(c)(vi).

The liabilities and obligations assumed by the Buyer Group in accordance with this Section 1.1(c) are sometimes hereinafter referred to as the “Assumed Liabilities.” The Buyer Group shall not assume or be deemed to assume any debts, liabilities or obligations of Seller or the Seller Subsidiaries except as expressly set forth in this Section 1.1(c).

(d) Ancillary Agreements. At the Closing, the Parties referenced below shall take the following actions:

(i) Buyer and Seller shall enter into the Technology Agreement;

(ii) Seller and Buyer shall execute and deliver an Assignment and Assumption Agreement (the “Assumption Agreement”), in the form attached hereto as Exhibit B, pursuant to which Seller shall, or as required shall cause the Seller Subsidiaries to, assign all of its rights under the Acquired Assets to Buyer and/or the applicable Buyer Subsidiaries and by which Buyer and/or the applicable Buyer Subsidiary shall assume and agree to pay, perform and discharge when due the Assumed Liabilities;

(iii) Seller shall execute and deliver a Bill of Sale in substantially the form attached hereto as Exhibit C;

(iv) Seller shall execute and deliver a Trademark Assignment in substantially the form attached hereto as Exhibit D;

(v) Seller shall execute and deliver a Copyright Assignment in substantially the form attached hereto as Exhibit E;

(vi) Buyer and Seller shall enter into a Transition Services Agreement in substantially the form attached hereto as Exhibit F, pursuant to which Seller shall supply Buyer with certain services (on the terms and conditions described therein) after the Closing;

(vii) Buyer and Seller shall enter into a Referral Agreement in substantially the form attached hereto as Exhibit G;

(viii) Buyer and Seller shall enter into a Master Subcontract Agreement in substantially the form attached hereto as Exhibit H (the “Master Subcontract Agreement”) with respect to each Contract that that is a Deferred Asset under Section 1.4;

(ix) Buyer and Seller shall enter into the license agreement for the premises located in Maidenhead, United Kingdom in substantially the form attached hereto as Exhibit I (the “UK Lease Agreement”);

(x) Buyer and Seller shall enter into a Product Supply Agreement in substantially the form attached hereto as Exhibit K (the “Product Supply Agreement”);

(xi) Buyer and Seller shall enter into a Manufacturing Transition Services Agreement in substantially the form attached hereto as Exhibit L (the “Manufacturing Services Agreement”);

(xii) Buyer and Seller shall enter into the underlease agreement for the premises located in Maidenhead, United Kingdom in substantially the form attached hereto as Exhibit M (the “UK Underlease Agreement”);

(xiii) Buyer and Seller shall enter into an Employee Loan Agreement in substantially the form attached hereto as Exhibit O (the “Employee Loan Agreement”);

(xiv) Buyer and Seller shall enter into the license agreement for the premises located in Sunrise, Florida in substantially the form attached hereto as Exhibit P; and

(xv) To the extent reasonably requested by Buyer, Seller shall execute and deliver (or cause to be executed and delivered) such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as Buyer shall deem reasonably necessary or as may be required by the jurisdiction of organization of Seller or the relevant Seller Subsidiary to vest in Buyer or a Buyer Subsidiary all right, title and interest of Seller and the Seller Subsidiaries in and to the Acquired Assets.

The agreements set forth in subsections (i) through [(xiv)][(xv)] above, including the Technology Agreement, are sometimes referred to herein as the “Ancillary Agreements.”

1.2 Purchase Price and Related Matters.

(a) Purchase Price. Regardless of whether the transfer of any Acquired Asset has been deferred pursuant to the provisions of Section 1.4, in consideration for the sale and transfer of the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer (on its behalf and, as applicable, as agent for the relevant Buyer Subsidiaries) shall upon the Closing assume the Assumed Liabilities as provided in Section 1.1(c) hereof and shall pay to Seller an aggregate amount equal to $12,850,000 (the “Purchase Price”), subject to adjustment as set forth in Section 1.2(b) below, which shall be payable at the Closing by wire transfer or other delivery of immediately available funds to an account designated by Seller, and Seller shall collect the Purchase Price on behalf of itself and the Seller Subsidiaries.

(b) Purchase Price Adjustments. Notwithstanding anything herein to the contrary, the Purchase Price set forth in Section 1.2(a) shall be subject to adjustment as follows: the aggregate amount of prepayments received from customers prior to the Closing for Equipment to be delivered and support to be rendered, reduced by the pro rata portion of such prepayments for Equipment delivered or support rendered prior to the Closing, which amount (as so reduced) (the “Prepayment Amount”) is set forth on Schedule 1.2(b), shall be deducted from the Purchase Price. In the event that the Prepayment Amount exceeds the Purchase Price, Seller shall pay to Buyer the difference, which amount shall be payable at the Closing by wire transfer or other delivery of immediately available funds to an account designated by Buyer. The Purchase Price shall be subject to further adjustment based solely on the apportionment of salaries and vacation, or other costs or benefits with respect to Transferred Employees, solely as set forth in Section 8.4(d)(iv).

(c) Allocation. Seller and Buyer agree, as promptly as practicable following the date hereof, but in any event not later than five (5) Business Days after the Closing, to allocate the Purchase Price and the value of the Assumed Liabilities among the Acquired Assets in the statutory jurisdictions in which the Acquired Assets reside in accordance with Schedule 1.2(c) (the “Asset Allocation Schedule”), which will be prepared by such date. Such Asset Allocation Schedule shall be prepared in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder. The Parties recognize that the Purchase Price and Assumed Liabilities do not include the Buyer Group’s acquisition expenses and that Buyer and Buyer Subsidiaries will allocate such expenses appropriately. Seller and Buyer agree to act in accordance with the computations and allocations contained in the Asset Allocation Schedule in any relevant Tax returns or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law (“1060 Forms”)) and before any governmental agency charged with the collection of any income tax and in any judicial proceeding, and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law.

1.3 The Closing.

(a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on December 15, 2003 at the offices of Adorno & Yoss, P.A. in Miami, Florida, at 23:59 Greenwich Mean Time (i.e., 18:59 Eastern Standard Time), or such other mutually agreeable date as soon as practicable after (but in no event more than five (5) Business Days after) the first date on which (i) the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived (the “Closing Date”).

(b) Deliveries by Seller. At the Closing, Seller shall deliver to Buyer, all duly and properly executed, as applicable, the following:

(i) the various certificates, instruments and documents required to be delivered to Buyer under Section 5.1;

(ii) the Ancillary Agreements to which Seller is a party; and

(iii) good and sufficient assignments of the Contracts (other than those Contracts covered by the Subcontracting Agreement or otherwise subject to the alternative process set forth in Section 1.4), which shall be in form and substance reasonably satisfactory to Buyer; and

(iv) a copy of the general authorizing resolutions of the board of directors of Seller providing corporate authority for the execution and delivery of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, as certified by the secretary of Seller.

(v) any net cash due under Section 1.2(b), above.

(c) Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller, all duly and properly executed, as applicable, the following:

(i) the various certificates, instruments and documents required to be delivered to Seller under Section 5.2;

(ii) the Ancillary Agreements to which Buyer is a party;

(iii) the Purchase Price as set forth in Section 1.2(a) above, subject to Section 1.2(b) above;

(iv) all resale, exempt use or other certificates, all in proper form, as may be applicable to the transactions contemplated by this Agreement;

(v) a copy of the resolutions of the board of directors of Buyer, authorizing the execution and delivery of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, as certified by the secretary of Buyer; and

(vi) GST 44: Election Concerning the Acquisition of a Business or Part of a Business.

1.4 Deferred Transfers.

(a) If, at the Closing, Seller or Buyer has not obtained any authorization, approval, order, license, permit, franchise or consent from any domestic or foreign government or governmental authority or any counterparty to a contract (an “Approval”):

(i) which is necessary in order to effect the transfer of any of the Acquired Assets (including, for the avoidance of doubt, any right to receive payment under any Transferred Purchase Order) to Buyer or Buyer Subsidiaries pursuant to the terms and conditions of this Agreement, or

(ii) the absence of which would render such transfer void or voidable or subject any member of the Buyer Group, any member of the Seller Group, or any of their respective officers, directors or agents to civil or criminal liability; or

then, in each such case, such Acquired Assets (the “Deferred Assets”) shall be withheld from sale pursuant to this Agreement without any reduction in the Purchase Price.

(b) From and after the Closing, Buyer and each relevant Buyer Subsidiary shall use all commercially reasonable efforts to obtain the requisite Approvals relating to the Deferred Assets or the transfer thereof, and Seller and each other relevant member of the Seller Group shall use all commercially reasonable efforts to cooperate with the Buyer Group with respect thereto; provided that neither Seller nor any other member of the Seller Group shall be required to make any payments or agree to any material undertakings in connection therewith. In the event that Seller reasonably believes that Buyer has not used commercially reasonable efforts to obtain the requisite Approvals with respect to the Deferred Assets, Seller may, in its sole discretion, seek to obtain such Approvals, and Buyer shall reimburse Seller for all reasonable expenses incurred by Seller in connection therewith.

(c) Until such time as any Deferred Assets have been transferred to Buyer or Buyer Subsidiaries pursuant to Section 1.4(d) (each, a “Deferred Transfer”), the Deferred Assets shall be held for Buyer’s or the relevant Buyer Subsidiary’s benefit, with all gains, income, losses, Taxes, payments under Transferred Purchase Orders or other items generated thereby to be for Buyer’s or the relevant Buyer Subsidiary’s account. In addition, to the extent any Deferred Asset is a Contract, Seller shall enter into a commercially reasonable subcontracting or similar arrangement with Buyer designed to provide Buyer the benefits intended to be assigned to Buyer pursuant to such Contract, including the enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and Buyer shall discharge all liabilities and obligations of Seller under such Acquired Asset, as though Buyer had assumed the Acquired Asset at the Closing. In all events, Seller shall not have any liability to Buyer or any Buyer Subsidiary arising out of the management or operation by Seller of any Acquired Asset comprising Deferred Assets, other than for gross negligence or willful misconduct.

(d) Buyer shall reimburse Seller and shall hold Seller harmless from and against all liabilities incurred or asserted as a result of Seller’s post-Closing direct or indirect ownership, management, operation or sale (other than to Buyer) of the Deferred Assets, including the amount of any additional Taxes payable by Seller (whether currently or in the future) in excess of the amount of Taxes which would have been payable by Seller, after application of the terms of this Agreement, if the Deferred Assets had been transferred to Buyer or any of its Affiliates (as defined in Section 9.3) at the Closing. Such reimbursement shall be made by Buyer and received by Seller within five (5) Business Days of Buyer’s receipt of any bill, claim, invoice or other request for payment from Seller.

(e) Unless otherwise disposed of in accordance with Section 1.1(f), Seller shall deliver to Buyer and each relevant Buyer Subsidiary the deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment necessary to transfer effectively any Deferred Asset on the date which is fifteen (15) Business Days after all Approvals relating to any such Deferred Asset or the transfer thereof shall have been obtained, or on such other date as the Parties may mutually agree.

(f) At any time prior to the Deferred Transfer relating to any of the Deferred Assets, Seller shall (or shall cause the applicable Seller Subsidiary), on Buyer’s written instructions (subject to applicable law and regulations), or may at any time after twelve (12) months from the Closing with Buyer’s consent (which shall not be unreasonably withheld, conditioned or delayed), for Buyer’s or the relevant Buyer Subsidiary’s benefit, dispose of the Deferred Assets (or, in the case of any Deferred Asset that is a Contract, terminate such Contract) and remit the proceeds of such sale (less withholding or similar Taxes, if any, payable with respect to such disposition or remittance) to Buyer or the relevant Buyer Subsidiary; provided, that Seller shall not have any liability to any third party arising out of such transactions other than for gross negligence or willful misconduct; provided, further, that any amount remitted to Buyer or a Buyer Subsidiary pursuant to this Section 1.4(f) shall be reduced by the amount of any Deferred Asset Claim, to the extent not previously paid by or on behalf of Buyer pursuant to Section 6.2; provided, further, however, that to the extent that Seller would incur costs, expenses or liabilities (other than routine costs and expenses typical to the termination of such Contracts) in connection with the termination of any Contract, such costs, expenses or liabilities shall be borne solely by Buyer, and Buyer shall reimburse Seller promptly for all such costs, expenses or liabilities as incurred. Notwithstanding the foregoing, Seller shall not be required to terminate any Contract pursuant to this Section 1.4(f) in the event that Seller would otherwise have continuing rights in such Contract which Seller requires for the ongoing operation of its retained business operations.

1.5 Taxes.

(a) Responsibility for Taxes shall be as follows: (i) Seller Group shall bear all Taxes of any kind relating to the Acquired Assets for all tax periods or portions thereof ending on or before the Closing Date; and (ii) Buyer shall bear all Taxes relating to the Acquired Assets for all Tax periods or portions thereof beginning on or after the Closing Date. Notwithstanding the foregoing, all applicable Taxes (including Transfer Taxes) payable in connection with the transactions contemplated by this Agreement shall be allocated as set forth in Sections 1.5(b) through (j) and real estate taxes, personal property taxes and other ad valorem taxes with respect to the Acquired Assets shall be allocated as set forth in Section 1.1(c)(v).

(b) The Parties agree that the Purchase Price and the value of the Assumed Liabilities shall be exclusive of any Taxes (including Transfer Taxes). Buyer shall pay directly to the appropriate taxing authority, within the time specified therefor all applicable Taxes (including Transfer Taxes) payable in connection with the transactions contemplated in this Agreement; provided that if any such Taxes are required to be collected, remitted or paid by Seller or any Seller Subsidiary or any agent thereof (as requested by Seller or any Seller Subsidiary), they shall be paid by Buyer to Seller or Seller Subsidiary or any such agent, as applicable, at the Closing, as applicable, or thereafter as requested of or by Seller. For greater certainty, Buyer shall remain liable in respect of any Taxes (including Transfer Taxes) regardless of the date that the Acquired Assets are removed from the premises of Seller or any of Seller’s suppliers. For purposes of this Agreement, “Tax” shall mean all taxes imposed of any nature including federal, state, provincial, local or foreign Transfer Taxes, net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax, real or personal property tax or ad valorem tax, sales tax, use tax, excise tax, any withholding or back up withholding tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax, business license tax, occupation tax, customs tax, duties or other taxes, fees, assessments or charges, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax. For purposes of this Agreement, “Transfer Taxes” shall mean all goods and services, sales, use, land transfer, gross receipt, documentary, value-added, stamp duties and all other similar taxes, duties, registration charges or other like charges together with any interest, penalties, additions to tax, or additional amounts imposed with respect thereto.

(c) Buyer shall not be responsible for income taxes (including without limitation income taxes on capital gains) payable by the Seller and the Seller Subsidiaries in respect of the transactions contemplated hereby. The preceding sentence shall not apply to any Tax that Buyer is required to withhold on any payment to Seller.

(d) If Buyer or any Buyer Subsidiary wishes to claim any exemption relating to, or a reduced rate of, Transfer Taxes in connection with the transactions contemplated herein, Buyer or any Buyer Subsidiary, as the case may be, shall be solely responsible for ensuring that such exemption applies and, in that regard, shall provide Seller and the Seller Subsidiaries prior to the Closing with its permit number and/or any appropriate certificate of exemption and/or other document or evidence to support the claimed entitlement to such exemption by Buyer, or such Buyer Subsidiary, as the case may be.

(e) If Buyer or any Buyer Subsidiary is required for any reason to make any deduction or withholding for any Tax imposed by a governmental authority, such payments shall be increased to an amount which, after such deduction or withholding, will result in payment to Seller of the full amount Seller would have received from Buyer had not such deduction or withholding been made. Buyer shall promptly furnish Seller with such evidence as may be required by the applicable taxing authorities to establish that any such Tax has been paid.

(f) Buyer will indemnify and hold harmless Seller and each of the Seller Subsidiaries from and against all Taxes (including Transfer Taxes), interest and penalties payable by Buyer in connection with the transactions contemplated by this Agreement, and any Damages relating to Taxes (other than income Taxes) in connection with the transactions contemplated by this Agreement (including any legal and accounting fees and expenses) (which amounts Seller or any Seller Subsidiary may be required to pay or remit pursuant to any applicable legislation) including any added costs to Seller or any Seller Subsidiary in connection with the unavailability of certain elections in respect of Taxes. For greater certainty, if there is a change in Tax law, Buyer will be responsible for all Taxes (including Transfer Taxes), interest, penalties and any damages relating to Taxes (including any legal and accounting fees and other expenses) resulting from the change in Tax law.

(g) Buyer or any Buyer Subsidiary and Seller or any Seller Subsidiary shall promptly inform each other in writing (within sixty (60) days after receiving notice thereof or a reasonable earlier time if an earlier response is required by law) of any assessment, notice of deficiency, determination, or other equivalent formal notification by a taxing authority of an asserted additional Tax liability in respect of all Taxes indemnified under Section 1.5(d), such that the Party so informed shall have the maximum amount of time within which to review and/or prepare any required response. Any legal proceedings or any other action by or against Seller or any Seller Subsidiary with respect to such asserted liability will be under Seller’s or such Seller Subsidiary’s direction; provided, however, that Buyer shall be kept reasonably informed concerning the progress of such legal proceedings or other action.

(h) The parties are of the opinion that the transfer of such of the Acquired Assets as are owned by Nortel UK pursuant to this Agreement constitutes a transfer of a business as a going concern for the purposes of Section 49 of the United Kingdom Value Added Tax Act 1994 and Article 5 of the VAT (Special Provisions) Order 1995 (the “Special Provisions Order”), and accordingly the transfer of such Acquired Assets (the “UK Acquired Assets”) is neither a supply of goods nor a supply of services for the purposes of United Kingdom value added tax (“UK VAT”). The parties agree to use all their reasonable endeavors to secure that the sale of the UK Acquired Assets is treated as neither a supply of goods nor a supply of services for UK VAT purposes. If, notwithstanding the provisions of this clause, H.M. Customs & Excise subsequently determine that Nortel UK is obliged to account for UK VAT on the transfer of the UK Acquired Assets, then Nortel UK shall issue a UK VAT invoice. Buyer warrants to Seller and to Nortel UK that (i) the person acquiring the UK Acquired Assets (the “UK Buyer”) either is now or will at Closing be registered for UK VAT; and (ii) for the purposes of paragraph 5 of the Special Provisions Order the UK Buyer intends to use the UK Acquired Assets in carrying on the same kind of business as that currently carried on by Nortel UK with the UK Acquired Assets. The Seller warrants to the Buyer that (i) Nortel UK is registered for UK VAT; and (ii) the transfer of the UK Acquired Assets is a part of a business capable of separate operation.

(i) Buyer and Seller intend that Nortel UK should retain the UK VAT business records relating to the UK Acquired Assets and Nortel UK shall forthwith on Closing request H.M. Customs & Excise for a direction under section 49 of the United Kingdom Value Added Tax Act 1994 that it be permitted to retain them. Until Nortel UK receives approval from H.M. Customs & Excise to retain such records, or if such approval is not forthcoming, until

Nortel UK delivers such records, Nortel UK shall be responsible as agent for the UK Buyer for their safe-keeping. If approval from H.M. Customs & Excise shall be granted, Nortel UK shall preserve such records for such period as may be required by law and allow the UK Buyer on reasonable notice to inspect or make copies of the same. If approval shall be refused, Nortel UK shall within three (3) months after receipt of notification of such refusal, deliver to the UK Buyer the UK VAT business records relating to the UK Acquired Assets. If the UK VAT business records are delivered to the UK Buyer under this subsection, the UK Buyer shall preserve the records for such period as may be required by law and allow Seller and Nortel UK on reasonable notice to inspect or make copies of the same.

(j) The Buyer shall be liable for and shall pay to the Seller any Goods and Services Tax payable by the Buyer and collectible by the Seller under Part IX of the Excise Tax Act (Canada) in connection with the purchase and sale of the Acquired Assets under this Agreement. The Buyer and the Seller shall jointly elect, under subsection 167(1) of the Excise Tax Act (Canada), that no tax be payable with respect to the purchase and sale of the Acquired Assets under this Agreement. The Buyer and the Seller shall make such election in prescribed form containing prescribed information and the Buyer shall file such election in compliance with the requirements of the applicable legislation. The Buyer will indemnify the Seller against any tax, interest or penalties assessed against the Seller as a result of the determination that the election pursuant to section 167 (1) of the Excise Tax Act (Canada) was invalid or not available for any reason other than the inaccuracy of any of the representations and warranties made by the Seller pursuant to this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”), Seller hereby makes the following representations and warranties to Buyer as of the date hereof. For purposes of this Agreement, the terms “to Seller’s knowledge,” “known by Seller” or other words of similar meaning shall mean the actual knowledge of those persons listed on Schedule 2.0 after Reasonable Investigation, and shall not refer to the knowledge of any other person or entity. For purposes of this Article II, the term “Reasonable Investigation” shall mean (i) review of any documents (including e-mails sent to such individual) in the files or possession of a person with knowledge, and (ii) reasonable inquiry of the persons who report directly to such persons with knowledge regarding the facts, events, circumstances or other matters set forth in this Article II.

2.1 Organization, Qualification and Corporate Power. Each member of the Seller Group is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is duly qualified to conduct business under the laws of each jurisdiction, and is in good standing in such jurisdictions, where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the manufacture, sale or support of the Products, makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to have an Acquired Assets Material Adverse Effect (as defined below). Each member of the Seller

Group has the power and authority, corporate and otherwise, to own, lease, and otherwise to hold and operate the Acquired Assets, to carry on the Business as now conducted by Seller, and to enter into and deliver the Ancillary Agreement, to execute and deliver and perform their obligations hereby and thereby and to carry out the transactions contemplated hereby and thereby. For purposes of this Agreement, “Acquired Assets Material Adverse Effect” means any change, effect or circumstance that (a) would have the effect of materially impairing the ability of the Seller Group to operate the Business (b) results in a material adverse effect on, or a material adverse change in, the Acquired Assets, (c) results in the material cancellation of orders by Axtel, S.A. de C.V. and its Affiliates (“Axtel”) or (d) materially impairs the ability of Seller to consummate transactions contemplated by this Agreement; provided, however, that an “Acquired Assets Material Adverse Effect” shall not include any adverse change, effect or circumstance (i) arising out of or resulting from actions contemplated by the Parties in connection with this Agreement, or (ii) that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement, or (iii) that is the result of economic factors affecting the economy as a whole or changes that are the result of factors generally affecting the telecommunications industry or the specific markets in which the Products are sold.

2.2 Title to Property other than Intellectual Property.

(a) Except for the Assigned Intellectual Property, Seller or a Seller Subsidiary, as applicable, is the sole and exclusive legal and equitable owner and has good and marketable title to, or a valid and binding leasehold interest in, the property included in the Acquired Assets, free and clear of any Security Interests. The tangible assets forming part of the Acquired Assets are in good repair and operating condition, subject to normal wear and tear. On the Closing Date, the Buyer Group shall acquire good and marketable title to, and all right, title and interest in, the Acquired Assets, free and clear of all Security Interests.

(b) For purposes of this Agreement, “Security Interest” means any mortgage, pledge, hypothecation, security interest, hire or purchase hire agreement, agreement for retention of title, encumbrance, charge, option, title retention, right to acquire, right of set off or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, landlord’s and similar liens, (ii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent in all material respects with past custom and practice of the manufacture, sale and support of the Products (“Ordinary Course of Business”), (iii) liens for Taxes not yet due and payable, (iv) liens for Taxes which are being contested in good faith and by appropriate proceedings, (v) liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business, (vi) liens arising solely by action of Buyer or any Buyer Subsidiary, and (viii) liens described in Schedule 2.2(b)(ix) which will cease on or before the Closing.

2.3 Authority. Each member of the Seller Group has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller (none of which actions has been modified or rescinded and all of which actions are in full force and effect). The execution and delivery of the Ancillary Agreements by Seller or any Seller Subsidiary, as applicable, and the performance by Seller or such Seller Subsidiary, as applicable, of its obligations thereunder and the consummation by Seller or such Seller Subsidiary, as applicable, of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of Seller or such Seller Subsidiary, as applicable. This Agreement has been, and, when executed, each Ancillary Agreement will be, duly and validly executed and delivered by Seller or any Seller Subsidiary, as applicable, and, assuming this Agreement and each Ancillary Agreement constitutes or will constitute, as the case may be, the valid and binding agreement of Buyer and Buyer Subsidiaries, as applicable, such agreement constitutes or will constitute, as the case may be, a valid and binding obligation of Seller or such Seller Subsidiary, as applicable, enforceable against each of Seller or such Seller Subsidiary, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not require any action to be taken by Seller’s shareholders (including for the avoidance of doubt giving their consent).

2.4 Noncontravention. The execution and delivery of this Agreement or the Ancillary Agreements by the Seller Group, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation by the Seller Group of the transactions contemplated hereby or thereby, do not and will not:

(a) Conflict with, result in a breach of or constitute a default or violate any provision of the charter or bylaws of Seller or any Seller Subsidiary, or any contract, agreement, lease, commitment or understanding to which Seller or any Seller Subsidiary is a party or by which Seller or any Seller Subsidiary is bound or to which any of the Acquired Assets or the Business (or any part thereof) is subject, or result in the acceleration of any indebtedness related to the Acquired Assets or the Business;

(b) Require on the part of Seller or any Seller Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each, a “Governmental Entity”), except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to have an Acquired Assets Material Adverse Effect;

(c) Result in the imposition of any Security Interest upon the Acquired Assets; or

(d) Violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any Seller Subsidiary or any of their respective properties or assets, except for any violation that would not reasonably be expected to have an Acquired Assets Material Adverse Effect.

2.5 Owned and Leased Real Property. The Acquired Assets do not include any owned or leased real property.

2.6 Intellectual Property.

(a) For purposes of this Agreement, the term “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (1) trade names, trademarks and service marks (registered and unregistered) domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (2) patents and patent applications, including continuation, divisional, reexamination and reissue patent applications, and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (3) copyrights and registrations and applications therefor (collectively, “Copyrights”); and (4) know-how, including manufacturing know how relating to the Products, methods and processes, in each case that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Patents or Copyrights that may cover or protect any of the foregoing (collectively, “Trade Secrets”);

(b) Trademarks. The only registered Mark existing as of the date hereof that is owned by Seller or any Seller Subsidiary and is used exclusively in connection with the Business is “PROXIMITY”. Schedule 1.1(a)(v) specifically lists all registrations and applications for registration with all Governmental Entities that have been obtained or filed with regard to such Assigned Trademark, identifying for each (A) its registration (as applicable) and application numbers, and (B) the class(es) of goods or services to which it relates. No Assigned Trademark has been or is now involved in any opposition or cancellation proceeding and, to the knowledge of the Seller, no such action is or has been threatened with respect to any of the Assigned Trademark.

(c) Copyrights. Neither Seller nor any Seller Subsidiary has any registered Copyrights used exclusively in connection with the Business.

(d) Actions to Protect Trade Secrets. Each member of the Seller Group has taken reasonable steps to maintain the confidentiality of all of the material Assigned Trade Secrets. Without limiting the foregoing, Seller has and enforces a policy requiring each of the employees, consultants and contractors of Seller and the Seller Subsidiaries to enter into proprietary information, confidentiality and assignment agreements substantially in Seller’s standard forms.

(e) Ownership. Seller has good title to the Assigned Trademarks and the Seller Copyrights. Except as may be set forth in Schedule 2.6(e), to Seller’s knowledge, neither Seller nor any of the Seller Subsidiaries has, within the three-year period prior to the date of this Agreement, received any written notice or claim challenging Seller’s ownership of any of the Assigned Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto; provided that, for the avoidance of doubt, no representation or warranty is made under this paragraph with respect to the infringement or misappropriation of third-party intellectual property rights, the sole representation and warranty with respect to which is made in Section 2.6(g).

(f) No Notice of Claims. Within the three-year period prior to the date of this Agreement, neither Seller nor any of the Seller Subsidiaries, to their knowledge, has received any written notice or claim challenging the validity or enforceability of any of the Assigned Intellectual Property or indicating an intention on the part of any person to bring a claim that any of the Assigned Intellectual Property is invalid or unenforceable.

(g) Infringement. Except as set forth on Schedule 2.6(g), no written notice of claims has been received by Seller, to its knowledge, during the past three (3) years that the manufacture, sale or support of the Products has infringed any patent, trademark, trade name, service mark, trade secret, mask work or copyright of any third party, except for any such infringement that would not reasonably be expected to have an Acquired Assets Material Adverse Effect. To Seller’s knowledge, there is no misappropriation by any third party of any Assigned Intellectual Property that would reasonably be anticipated to have an Acquired Assets Material Adverse Effect. Seller has not granted to any third party the exclusive right to bring any action for infringement of the Assigned Intellectual Property.

(h) Seller has good title to the Assigned Software free and clear of all Security Interests.

(i) The Intellectual Property licensed to Buyer under the Technology Agreement, the Assigned Intellectual Property and the Third Party Intellectual Property set forth on Schedule 8.6 constitutes all of the Intellectual Property owned by or licensed to Seller and used by Seller in the design and manufacture of the Products.

(j) Buyer and its customers shall have the right to use any of the Acquired Assets that constitute External Components, as defined in the Technology Agreement.

(k) The current version of the Products being used by Axtel performs and has the functionality substantially as described in the current version of the applicable end user documentation set forth in Annex D to the Purchase and License Agreement for FWA Equipment by and among Seller, Nortel Networks de Mexico, S.A. de C.V. and Axtel dated as of February 14, 2003 (the “Axtel Agreement”).

2.7 Contracts.

(a) Except as set forth on Schedule 2.7(a), Seller has furnished to Buyer a true, correct and complete copy of each Contract which is listed on Schedules 1.1(a)(iii)(A), 1.1(a)(iii)(B) and 1.1(a)(iii)(C), except that contractual terms and provisions relating to other products manufactured, sold or supported by Seller and not relating to the Products have not been provided.

(b) Each Contract is in full force and effect and constitutes a valid, binding and enforceable obligation of Seller or a Seller Subsidiary, as applicable, and, to Seller’s knowledge, of any other party thereto (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies and those providing for equitable defenses), and there exists no defaults of Seller or any Seller Subsidiary, or, to Seller’s knowledge, any other party thereto, except for any such failures to be valid, binding and enforceable or defaults that would not reasonably be expected to have an Acquired Assets Material Adverse Effect. Except as set forth on Schedule 2.7(b), as of the date of this Agreement, neither Seller nor any Seller Subsidiary has received written notice that any party to a Contract intends to terminate the Contract to which it is a party. Except as set forth on Schedule 2.7(b), none of the Contracts is on other than arm’s length terms. Other than the Contracts and any amendments thereto which have been furnished to Buyer, there are no other written agreements between the Seller and third party to such Contracts pertaining to the subject matter thereof.

(c) Except as set forth on Schedule 2.7(c), neither the execution, delivery and performance of this Agreement by Seller nor the consummation of the transactions contemplated hereby will result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Security Interest) or require the consent of the other party(ies) thereto under any of the terms, conditions or provisions of any Contract.

(d) The following Agreements entered into with NETAS Northern Electric Telekomunikasyon AS (“NETAS”) with respect to the Products have expired by their terms: (1) Manufacturing License Agreement dated July 30, 1999 between Nortel Networks plc and NETAS (2) Product Supply Agreement dated July 15, 1999 between Nortel Networks plc and NETAS, and (3) Wireless Marketing, Sales and Services Agreement between Northern Telecom Limited and NETAS dated as of August 18, 1997.

2.8 Litigation. Schedule 2.8 lists, as of the date of this Agreement, each (a) judgment, order, decree, stipulation or injunction binding upon Seller or any Seller Subsidiary or their respective properties or businesses and relating to the Acquired Assets, and (b) claim, complaint, action, suit, proceeding, hearing, tribunal, inquiry or investigation or other proceeding or dispute resolution process relating to the Acquired Assets of or in any Governmental Entity or before any arbitrator to which Seller or any Seller Subsidiary is a party or, to Seller’s knowledge, which has been threatened in writing against Seller or any Seller Subsidiary that, in the case of either clause (a) or (b), is reasonably likely to have an Acquired Assets Material Adverse Effect.

2.9 Labor Compliance Matters. Except as set forth on Schedule 2.9:

(a) Neither Seller nor any Seller Subsidiary is a party to or bound by any collective bargaining agreement applicable to the Business Employees.

(b) Neither Seller nor any Seller Subsidiary has experienced any actual (or to its knowledge, threatened) strike or other industrial action or other collective bargaining dispute within the one year period prior to the date of this Agreement by or on behalf of any trade union or any other labor organization with respect to Business Employees.

(c) Seller has no knowledge of pending claims, proceedings or grievances raised under Seller’s formal grievance procedures against Seller or any Seller Subsidiary under applicable employment laws or regulations with respect to Business Employees, except for such claims, suits or proceedings that would not reasonably be expected to have an Acquired Assets Material Adverse Effect.

(d) Each Seller Employee Plan has been administered in accordance with its terms and applicable laws and regulations and Seller and each Seller Subsidiary, as applicable, has met its obligations with respect to such Seller Employee Plan, except for any failure to so administer or so meet its obligations that would not reasonably be expected to have an Acquired Assets Material Adverse Effect.

(e) There are no claims (except claims for benefits payable in the normal operation of the Seller Employee Plans) or proceedings against or involving any Seller Employee Plan or asserting any rights or claims to benefits under any Seller Employee Plan, or, to Seller’s knowledge, investigations by any Governmental Entity involving any Seller Employee Plan, except for any such claims, proceedings, assertions or investigations that would not reasonably be expected to have an Acquired Assets Material Adverse Effect.

(f) Seller and any Seller Subsidiary have no knowledge of any claim by any third party asserting that any Business Employee is not entitled to be employed by such employee’s current employer except for any assertion that would not reasonably be expected to have an Acquired Assets Material Adverse Effect.

2.10 Employee Benefits.

(a) Schedule 2.10(a) contains a complete and accurate list of all material Seller Employee Plans. For purposes of this Agreement, “Seller Employee Plan” means any pension plan, supplemental pension plan, occupational pension scheme, personal pension scheme, stakeholder pension scheme, profit sharing plan, savings plan, retirement savings plan, bonus plan, incentive compensation plan, deferred compensation plan, stock purchase plan, stock option plan, vacation plan, leave of absence plan, employee assistance plan, automobile leasing/subsidy/allowance plan, financial counseling plan, redundancy or severance plan, relocation plan, family support plan, retirement plan, medical, health, hospitalization or life insurance plan, disability plan, sick leave plan, death benefit plan, or any similar employee benefit or compensation plan, program, agreement, arrangement or policy, which is maintained, or contributed to, by Seller or any Seller Subsidiary or any of their Affiliates for the benefit of the Business Employees.

(b) Seller has provided Buyer with a true and complete copy of the plan document or summary plan description of each material Seller Employee Plan or, if such plan document or summary plan description does not exist, an accurate written summary of such material Seller Employee Plan. No promises or commitments have been made by Seller to amend or terminate any material Seller Employee Plan, to increase or decrease the compensation or benefits thereunder or to establish any new material Seller Employee Plan, except as required by applicable law or regulation or as disclosed in the applicable plan document, summary plan description or written summary.

(c) Schedule 2.10(c) contains a complete and accurate list of the Business Employees setting forth with respect to each employee the following personal data: (i) name, (ii) home address (except with respect to the English Business Employees), (iii) job title, (iv) base salary or hourly rate of pay, as applicable, (v) work location, (vi) last pay review date, (vii) continuous service date, (viii) vacation accrual rate, (ix) visa status (if any), (x) leave status (if any), (xi) relocation commitments (if any) and (xii) accrued and unused vacation days and vacation pay amount with respect thereto. Buyer undertakes that:

(i) such personal data shall be held in confidence;

(ii) it shall restrict the disclosure of such personal data to such of its employees and advisors as is necessary for the purposes of complying with its obligations pursuant to this Agreement;

(iii) such personal data shall not be disclosed to any other person (including, for the avoidance of doubt, any other employee of Buyer or any Buyer Subsidiary) without the consent of Seller, such consent not unreasonably to be withheld, conditioned or delayed;

(iv) such personal data shall not be used except for the purposes of complying with its obligations pursuant to this Agreement, and shall be retained for no longer than reasonably necessary; and

(v) until the Closing, such personal data as relates to the English Business Employees shall continue to be subject to the terms and conditions of that certain data protection undertaking, dated as of October 17, 2003, attached hereto as Exhibit J (the “Data Protection Agreement”), executed and delivered by Airspan Communications Limited in favor of Seller and certain members of the Seller Group.

(d) Any Seller Employee Plan which is a United Kingdom occupational pension scheme is approved by the United Kingdom Board of Inland Revenue for the purposes of the United Kingdom Income and Corporation Taxes Act 1988, Part I Chapter XIV.

(e) Any Seller Employee Plan which is a United Kingdom personal pension scheme is approved by the United Kingdom Board of Inland Revenue for the purposes of the United Kingdom Income and Corporation Taxes Act 1988, Part IV Chapter XIV.

(f) No English Business Employee has been excluded from any Seller Employee Plan in violation of any United Kingdom law (including any law relating to equal access to such schemes) the violation of which would have an Acquired Asset Material Adverse Effect.

(g) All contributions to a United Kingdom personal pension scheme or stakeholder pension scheme in respect of the English Business Employees due for the period prior to Closing for which the Seller or any Seller Subsidiary are liable, have been paid in full on the dates such payment first fell due.

2.11 Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.12 Inventory. The Inventory (a true and complete list of which shall be delivered in accordance with Section 4.4 prior to Closing) is good and usable for its intended purpose; provided, however, that the 50MHz Inventory is sold “AS IS WHERE IS” and no representation or warranty is made with respect to such Inventory. With respect to components or work-in-process, such Inventory shall be deemed good and usable if it is used in the manufacturing process by December 31, 2004 and has not failed either the integrated circuit test or functional test performed in such manufacturing process. Such Inventory will only be deemed to have failed such test if the failure is determined to be caused by the Inventory (not by the design or manufacturing process or improper storage by Buyer) and only after (a) Buyer has received a contract manufacturer consignment inventory reimbursement report listing such Inventory as defective, (b) Buyer has worked with contract manufacturer to determine the cause of the integrated circuit or functional test failure and has determined that the Inventory is responsible for such failure, (c) Seller has been provided, at least monthly, with a copy of the contract manufacturer consignment inventory reimbursement report, even if such report contains no defective items, within ten (10) business days of receipt by Buyer and has been permitted to participate in all material aspects of the cause analysis between contract manufacturer and Buyer, and (d) Buyer has properly stored the Inventory at all times in accordance with reasonable standards for such type of Inventory and the standards set by the OEM supplier, and (e) Buyer and contract manufacturer have used commercially reasonable efforts (eg. stop additional assembly) to limit the amount of rework and scrap and (f) must appear on the contract manufacturer consignment inventory report within 30 days of the contract manufacturer identifying the Inventory as defective. With respect to finished Products, such Inventory shall be deemed good and usable if it has passed the contract manufacturer functional test process.

For purposes of determining the value of the Inventory (as set forth on Schedule 4.4), (a) items that are on consignment with Solectron shall be costed at their most recent market value; (b) items in the Nortel Calgary Production Management System (“PMS”) shall be costed at PMS Item Master Standard Cost; and (c) items that exist both in the consignment model and the PMS model shall be costed using the most recent consignment market value.

2.13 Exports.

To its knowledge, Seller has not exported or transmitted Products to any country to which such export or transmission is restricted by any applicable U.S. regulation or statute, without first having obtained all necessary and appropriate United States or foreign government licenses or permits.

2.14 Compliance with Laws.

Seller and each Seller Subsidiary has complied and is in compliance with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to the Acquired Assets and the Business, including all federal, state, foreign and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, environmental protection, zoning and other matters, the violation of which would have an Acquired Asset Material Adverse Effect. Seller and each Seller Subsidiary has obtained and holds all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all governmental authorities necessary in order to conduct the Business as presently conducted and to own, use and maintain the Acquired Assets.

2.15 Insurance. All of the Acquired Assets are insured on the date hereof by the Seller and/or Seller Subsidiary and will continue to be insured through the Closing Date against the risks of the kind customarily insured against and in amounts that provide adequate insurance coverage for the Acquired Assets and the Business. There are no pending or outstanding insurance claims against any third party insurer in relation to the Business or the Acquired Assets.

2.16 Certain Business Practices. In connection with the operation of the Business, none of the Seller, any Seller Subsidiary or, to the knowledge of the Seller, any directors, officers, agents or employees of the Seller has violated any provision of the Foreign Corrupt Practices Act of 1977.

2.17 Relationship with Axtel. Seller has provided true and correct copies of all Contracts entered into with Axtel for the sale of Products or related maintenance and support services and such Contracts have not been amended, modified or altered by any written , agreement or materially by any verbal agreement with Axtel. No pending Axtel purchase orders or similar obligations to buy Products have been cancelled, terminated or modified in any material respect. In connection with this Agreement, Axtel has waived its right of first refusal under the Axtel Agreement.

2.18 Problems with Suppliers and Customers. Except as set forth on Schedule 2.18, since January 1, 2003: (a) no material supplier or customer has canceled or otherwise terminated its relationship with Seller with respect to the Business; (b) to the knowledge of Seller, no such supplier or customer has overtly threatened to cancel or otherwise terminate its relationship with Seller with respect to the Business or to decrease its services to Seller or its usage of the services of Seller with respect to the Business in a manner that would reasonably be expected to have an Acquired Assets Material Adverse Effect on the Business; (c) Seller has no direct or indirect ownership interest in any such supplier or customer; and (d) to the knowledge of Seller, none of such suppliers is unable to continue to supply the products or services supplied to the Business by such supplier as of January 1, 2003. As used in this Section, suppliers and customers that are “material” shall include any customer or supplier which accounted for more than 5% of the aggregate amount of all sales or purchases relating to the Business in the last two completed fiscal years or the current fiscal year.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Seller as of the date hereof. For purposes of this Agreement, the terms “to Buyer’s knowledge,” “known by Buyer” or other words of similar meaning shall mean the actual knowledge of those persons listed on

Schedule 3.0, after Reasonable Investigation, and shall not refer to the knowledge of any other person or entity. For purposes of this Article III, the term “Reasonable Investigation” shall mean (i) review of any documents (including e-mails sent to such individual) in the files or possession of a person with knowledge, and (ii) reasonable inquiry of the persons who report directly to such persons with knowledge regarding the facts, events, circumstances or other matters set forth in this Article III.

3.1 Organization. Each member of the Buyer Group is a legal entity duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization.

3.2 Authorization of Transaction.

(a) Each member of the Buyer Group has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement, and the performance by Buyer of this Agreement and its obligations hereunder, and the consummation by Buyer of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Buyer. The execution and delivery of the Ancillary Agreements by Buyer or any Buyer Subsidiary, as applicable, and the performance by Buyer or such Buyer Subsidiary, as applicable, of the Ancillary Agreements and its obligations thereunder and the consummation by Buyer or such Buyer Subsidiary, as applicable, of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of Buyer or the Buyer Subsidiary, as applicable. This Agreement has been, and, when executed, each Ancillary Agreement will be, duly and validly executed and delivered by Buyer or any Buyer Subsidiary, as applicable, and, assuming this Agreement and each Ancillary Agreement constitutes or will constitute, as the case may be, the valid and binding obligation of Seller and the Seller Subsidiaries, as applicable, such agreement constitutes or will constitute, as the case may be, a valid and binding obligation of Buyer or such Buyer Subsidiary, as applicable, enforceable against Buyer or such Buyer Subsidiary, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

(b) The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not require any action to be taken by Buyer’s shareholders.

3.3 Noncontravention. Neither the execution and delivery by Buyer of this Agreement or by Buyer or any Buyer Subsidiary, as applicable, of the Ancillary Agreements, nor the consummation by any member of the Buyer Group of the transactions contemplated hereby or thereby, will:

(a) Conflict with or violate any provision of the charter or bylaws of Buyer or any Buyer Subsidiary;

(b) Require on the part of Buyer or any Buyer Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to have a Buyer Material Adverse Effect (as defined below); or

(c) Violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any Buyer Subsidiary or any of its properties or assets, other than any violation which would not reasonably be expected to have a Buyer Material Adverse Effect. For purposes of this Agreement, “Buyer Material Adverse Effect” means any change, effect or circumstance that (i) is materially adverse to the assets, financial condition or results of operations of the Buyer Group, taken as a whole (other than changes that are the result of economic factors affecting the economy as a whole or changes that are the result of factors affecting the industry or specific markets in which the Buyer Group competes), or (ii) materially impairs the ability of Buyer or any Buyer Subsidiary to consummate the transactions contemplated by this Agreement.

3.4 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5 Litigation. There are no actions, suits, claims or legal, administrative or arbitration proceedings pending against, or, to Buyer’s knowledge, threatened against, Buyer or any Buyer Subsidiary which would adversely affect Buyer’s or any Buyer Subsidiary’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

3.6 Employee Benefit Plans. Schedule 3.6 contains a complete and accurate list of all material Buyer Employee Plans. For purposes of this Agreement, “Buyer Employee Plan” means any pension plan, supplemental pension plan, occupational pension scheme, personal pension scheme, stakeholder pension scheme, profit sharing plan, savings plan, retirement savings plan, bonus plan, incentive compensation plan, deferred compensation plan, stock purchase plan, stock option plan, vacation plan, leave of absence plan, employee assistance plan, automobile leasing/subsidy/allowance plan, financial counseling plan, redundancy or severance plan, relocation plan, family support plan, retirement plan, medical, health, hospitalization or life insurance plan, disability plan, sick leave plan, death benefit plan, or any similar employee benefit or compensation plan, program, agreement, arrangement or policy, which is maintained, or contributed to, by Buyer or any Buyer Subsidiary for the benefit of Buyer’s employees employed in the United States or in the United Kingdom. Buyer has provided Seller with a true and complete copy of the plan document or summary plan description of each material Buyer Employee Plan or, if such plan document or summary plan description does not exist, an accurate written summary of such material Buyer Employee Plan. No promises or commitments have been made by Buyer to amend or terminate any material Buyer Employee Plan, to increase or decrease the compensation or benefits thereunder or to establish any new material Buyer Employee Plan, except as required by applicable law or regulation or as disclosed in the plan document, summary plan document or summary description thereof. Each Buyer Employee Plan has been administered in all material respects in accordance with its terms and Buyer has met its obligations in all material respects with regard to such Buyer Employee Plan. Buyer and the

Buyer Employee Plans have complied in all material respects with the currently applicable laws and regulations. There are no material claims (except claims for benefits payable in the normal operation of the Buyer Employee Plans), suits or proceedings against or involving any Buyer Employee Plan or asserting any rights or claims to benefits under any Buyer Employee Plan, or, to Buyer’s knowledge, material investigations by any Governmental Entity involving any Buyer Employee Plan.

3.7 Labor Matters. Neither Buyer nor any Buyer Subsidiary is a party to or bound by any collective bargaining agreement which shall apply to the terms and conditions of employment of the Transferred Employees at the Closing, and Buyer has no knowledge of any organizational effort being made or threatened by or on behalf of any labor organization which would include the Business Employees after the Closing.

3.8 No Knowledge of Misrepresentation or Omission. Buyer and its agents and representatives have no actual knowledge that any of the representations and warranties of Seller in this Agreement is not true and correct, and Buyer and its agents and representatives have no actual knowledge of any errors in, or omissions from, the Disclosure Schedule.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Operation of Business Prior to the Closing. Between the date hereof and the Closing or the earlier termination of this Agreement in accordance with the provisions hereof, Seller will operate in the Ordinary Course of Business and, to the extent consistent therewith, will use all commercially reasonable efforts to seek to preserve intact the Business, with no less diligence and effort than would be applied in the absence of this Agreement. Without limiting the foregoing, Seller shall pay its accounts payable or other obligations in the ordinary course and shall not alter or accelerate its production or shipment schedules with respect to Products or performance schedule with respect to services, unless requested by a customer in writing.

4.2 Efforts. Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

4.3 Intentionally Omitted.

4.4 Inventory Schedule. Seller shall deliver to Buyer, at least two (2) Business Days prior to the Closing a final schedule of the Inventory. These schedules, as amended, shall include the value of such Inventory identified on such schedule, and such schedule shall amend and become part of this Agreement as Schedule 4.4. The value of the Inventory listed on Schedule 4.4 shall be determined by utilizing the same methodology set forth in Section 2.12.

4.5 Intentionally Omitted.

4.6 Schedules Update. Seller shall deliver to Buyer at least three (3) Business Days prior to the Closing an update, current as of the day prior to such delivery date, of each Schedule that lists or describes Acquired Assets or Excluded Assets (including the lists set forth in Schedules 1.1(a)(ii)(A), 1.1(a)(ii)(B), 1.1(a)(iii)(A), 1.1(a)(iii)(B), 1.1(a)(iii)(C), 1.1(a)(iv), 1.1(a)(v), 1.1(a)(vi), 1.1(a)(vii), 1.1(a)(ix), 1.1(b)(i), 1.1(c)(ii), and

1.1(c)(viii), to which the Parties have reasonably agreed (in good faith), as well as Schedule 2.10(c)) and such updates shall amend and become a part of such Schedules. With respect to Schedules 1.1(a)(iii)(A)and 1.1(a)(iii)(C), such Schedules shall provide details regarding pending delivery dates and shipments of Products sold between the date hereof and the Closing Date.

4.7 Negative Covenants of the Seller Group. Pending and prior to the Closing, the Seller Group will not, without the prior written approval of Buyer which shall not be unreasonably withheld, do or agree to do any of the following, except in the ordinary course of business:

(a) Sell, assign, lease or otherwise transfer or dispose of any of the Acquired Assets, except for the sale of Inventory in the ordinary course of business, or with respect to the Assigned Intellectual Property, take any action that would prevent Seller’s ability to consummate the transactions contemplated hereby;

(b) Materially modify, amend or terminate any Contract;

(c) Do or omit to do any act (or permit such action or omission) which will cause a material breach of any Contract;

(d) With respect to Business Employees, except (a) as applies generally to Seller’s or Seller Subsidiary’s employees working at the same establishment as such Business Employees or (b) as disclosed to Buyer Group in Schedule 4.7(d):

(i) enter into any new material contractual obligation;

(ii) materially change any existing contractual obligation regarding their compensation or benefits;

(iii) enter into any new material union or collective bargaining agreement; or

(iv) Offer employment elsewhere than with the Business; or

(e) take any action to solicit, initiate, seek, encourage, discuss or support any proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than negotiations with Buyer) regarding the sale or disposition of the Acquired Assets or any material portion thereof (and will use its best efforts to ensure that its officers, directors, employees, affiliates and legal, accounting and financial advisors or agents do not do so on its behalf).

In consideration for Seller agreeing to enter into the foregoing exclusivity provision, if at any time prior to December 15, 2003, Buyer elects (unilaterally) to terminate negotiations with Seller regarding the transactions contemplated hereby for any reason other than the occurrence of an Acquired Assets Material Adverse Effect, Buyer agrees to pay Seller a termination fee in the amount of $500,000 (“Termination Fee”).

4.8 Affirmative Covenants of the Seller Group. Pending and prior to the Closing, the Seller Group will:

(a) Preserve its corporate existences and business organizations intact, maintain its existing licenses, use commercially reasonable efforts to preserve for Buyer its relationships with suppliers, customers and others having business relationships with them, insofar as they related directly to the Business, keep all Acquired Assets in their present condition consistent with the ordinary course of business, ordinary wear and tear excepted, and perform all of its obligations under the Contracts; and

(b) Give to Buyer and Buyer’s authorized representatives reasonable access upon reasonable notice during normal business hours to Seller’s properties, books, records, contracts, commitments, facilities, premises, and equipment related to the Business. In addition, with Seller’s consent, which shall not be withheld unreasonably, Buyer may contact vendors, customers, suppliers, manufacturers and others with whom Seller does business in connection with the Business; provided, however, that Buyer will notify Seller prior to making such contact and Seller may participate in any such communications at its option.

4.9 Third Party Consents. To the extent that the assignment of the Acquired Assets or the assumption of the Assumed Liabilities requires the consent of any third party, Seller shall use all commercially reasonable efforts to cause such third party to execute a consent to assignment. In the event that Seller is unable to obtain an executed consent to assignment from a third party, pursuant to Section 1.4 hereof the Seller and Buyer shall enter into the Master Subcontract Agreement to pass through all benefits and obligations of the subject Contract.

4.10 Underlease. The Seller and Buyer agree that Seller and Airspan Communications Limited will enter into an agreement for lease in respect of the premises at Unit 4, Concorde Road, Norreys Drive, Maidenhead, Berkshire which are currently occupied by Seller under a lease dated December 19, 1986 by and between Farquhar Investments Limited and Northern Telecom plc.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) of the following conditions:

(a) Seller shall have obtained (or caused to be obtained) all of the waivers, permits, material consents, approvals or other authorizations, and effected all of the registrations, filings and notices, listed on Schedule 5.1(a) hereto, provided, that with respect to any Contracts for which Seller has used its commercially reasonable efforts to obtain an executed consent to assignment from the appropriate third party but has been unable, Seller and Buyer shall have entered into the Master Subcontract Agreement;

(b) The representations and warranties of Seller set forth in Article II shall be true and correct as of the date hereof and at and as of the Closing as if made as of the Closing, except (i) for changes contemplated or permitted by this Agreement, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have an Acquired Assets Material Adverse Effect (it being agreed that this clause (iii) shall be inapplicable to any portion of a representation and warranty which already contains an Acquired Assets Material Adverse Effect qualification);

(c) Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(d) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified in clauses (a) through (c) of this Section 5.1 is satisfied in all respects;

(e) No action, suit or proceeding shall be pending by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be expected to (i) prevent consummation of any of the material transactions contemplated by this Agreement or (ii) cause any of the material transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) Buyer shall have received all of the items required to be delivered to it pursuant to Section 1.3(b);

(g) There shall have occurred no material damage to or destruction or loss of (whether or not covered by insurance) of the Acquired Assets considered as a whole; and

(h) All actions to be taken by Seller at or prior to the Closing in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer.

5.2 Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) of the following conditions:

(a) Seller shall have obtained (or caused to be obtained) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the requisitions, filings and notices, listed on Schedule 5.1(a) hereto;

(b) The representations and warranties of Buyer set forth in Article III shall be true and correct at and as of the Closing as if made as of the Closing, except (i) for changes contemplated or permitted by this Agreement, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect (it being agreed that this clause (iii) shall be inapplicable to any portion of a representation and warranty that already contains a Buyer Material Adverse Effect qualification);

(c) Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(d) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in clauses (b) and (c) of this Section 5.2 is satisfied in all respects;

(e) No action, suit or proceeding shall be pending by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would reasonably be expected to (i) prevent consummation of any of the material transactions contemplated by this Agreement or (ii) cause any of the material transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) Seller shall have received all of the items required to be delivered to it pursuant to Section 1.3(c);

(g) The consultation with the English Business Employees required by the Transfer Regulations shall have completed to the satisfaction of Seller, except that Seller shall not be able to rely on this provision if (a) it would be unreasonable for Seller to assert that consultation has not completed or (b) any failure to complete such consultation to the satisfaction of Seller is as a result of the sole failure of Seller and is not through the fault of any third party (including Buyer); and

(h) All actions to be taken by Buyer at or prior to the Closing in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by Seller. Subject to the terms and conditions of this Article VI, from and after the Closing, Seller shall indemnify Buyer, the Buyer Subsidiaries and their respective Affiliates, successors and assigns and persons serving as officers, directors, partners, members, managers, stockholders, employees and agents thereof (collectively, “Buyer Indemnified Parties”) in respect of, and hold the Buyer Indemnified Parties harmless against, any and all Damages incurred or suffered by the Buyer Indemnified Parties resulting from, relating to or arising out of:

(a) any (i) misrepresentation or breach of warranty of Seller contained in this Agreement or (ii) failure to perform any covenant or agreement of Seller contained in this Agreement (“Buyer General Claims”); or

(b) except for the Assumed Liabilities, the conduct of the Business or the manufacture, sale or support of the Products by Seller prior to the Closing (“Pre-Closing Claims”).

6.2 Indemnification by Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, Buyer shall indemnify Seller, the Seller Subsidiaries and their respective Affiliates, successors and assigns and persons serving as officers, directors, partners, members, managers, stockholders, employees and agents thereof (collectively, “Seller Indemnified Parties”) in respect of, and hold the Seller Indemnified Parties harmless against, any and all Damages incurred or suffered by the Seller Indemnified Parties resulting from, relating to or arising out of:

(a) any (i) misrepresentation or breach of warranty of Buyer contained in this Agreement or (ii) failure to perform any covenant or agreement of Buyer contained in this Agreement (including any employee claims resulting from a breach of Buyer’s covenants or agreements in Section 8.4) (“Seller General Claims”);

(b) the conduct of the manufacture, sale or support of the Products from and after the Closing (“Post-Closing Claims”); provided, however, that Buyer shall not be responsible to indemnify the Seller Indemnified Parties for any Damages arising from any disputes or lawsuits existing at the time of the Closing; and

(c) any Assumed Liability (“Assumed Liability Claims”).

6.3 Definition of Damages. For purposes of this Agreement, “Damages” means any loss, damage, judgment, award, fine, penalty, sanction, cost, liability or expense (including settlement costs, reasonable attorneys’, accountants’ and other advisors’ fees and disbursements and any other expenses of investigating or defending any actions or threatened actions) incurred by the Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, at any time following the date of this Agreement. In no event shall any Party be responsible and liable for any Damages or other amounts under this Article VI that are consequential, in the nature of lost profits, diminution in value, damage to reputation or the like, special or punitive or otherwise not actual Damages.

6.4 Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing until the first anniversary of the date of the Closing(the “Claims Expiration Date”); provided, that the representations and warranties contained in Sections 1.5 (Taxes), 2.1 (Organization, Qualification and Corporate Power of Seller), 2.2 (Title to Property other than Intellectual Property), 2.3 (Authority of Seller), 3.1 (Organization of Buyer), 3.2 (Authorization of Transaction by Buyer) and 8.11 (Tax Registrations) shall survive indefinitely. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if (but only if) notice of the inaccuracy of such representation or warranty giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The covenants and agreements of the parties (including, without limitation, the covenants and agreements of the parties set forth in this Article VI) contained in this Agreement shall survive indefinitely.

6.5 Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement:

(i) The aggregate liability of Seller for the sum of all Damages payable to the Buyer Indemnified Parties under this Article VI with respect to all claims except Inventory Claims (as defined below) or Pre-Closing Claims or the liability of Seller to pay Taxes under Sections 1.1(c)(v) and 1.5 shall not exceed an amount equal to $1.5 million. For the avoidance of doubt, there shall be no limit on the aggregate liability of Seller for Damages payable to the Buyer Indemnified Parties with respect to Pre-Closing Claims;

(ii) Except for Post-Closing Claims, Assumed Liability Claims or any liability of Buyer to pay Taxes under Section 1.5, the aggregate liability of Buyer for the sum of all Damages payable to the Seller Indemnified Parties under this Article VI shall not exceed an amount equal to $1.5 million. For the avoidance of doubt, there shall be no limit on the aggregate liability of Buyer for Damages payable to the Seller Indemnified Parties with respect to Post-Closing Claims and Assumed Liability Claims;

(iii) Solely with respect to those claims involving the Inventory acquired by Buyer (as set forth on Schedule 4.4) (an “Inventory Claim”), the aggregate liability of Seller for the sum of all Damages payable to the Buyer Indemnified Parties under this Article VI shall not exceed an amount equal to $3 million (which aggregate amount is separate from, and not included in the $1.5 million limitation set forth above); provided, however, that for the avoidance of doubt, the Parties hereby agree that Damages in respect of any Inventory Claim shall not be made against the $1.5 million threshold set forth above but only against the $3 million threshold set forth herein; provided, further that prior to asserting an Inventory Claim Buyer must first seek recourse under any OEM warranty applicable to such Inventory, to the extent such warranty may be exercised by Buyer; and

(iv) Damages with respect to Inventory shall be calculated based on the cost per unit of Inventory multiplied by the number of units that have been determined to be defective pursuant to Section 2.12. For purposes hereof, the cost per unit will be determined in accordance with Section 2.12; provided, however, that with respect to subassembly and finished items, the cost per unit of Inventory shall be the lesser of the cost to rework such subassembly and finished item or, if the subassembly or finished item cannot be reworked, the cost of the subassembly or finished item as determined in accordance with Section 2.12; and

(v) The indemnification obligations set forth in Section 6.1 with respect to any Inventory Claim(s) will be triggered only if the aggregate amount of Damages with respect to such claim(s) exceeds $500,000 (the “Inventory Deductible”), in which case Seller shall be liable for all Damages in excess of the Deductible. Except for any liability of Seller to pay Taxes under Sections 1.1(c)(v) and 1.5 or any Pre-Closing Claims, the indemnification obligations set forth in Section 6.1 with respect to all claims other than Inventory Claims, will be triggered only if the aggregate amount of Damages with respect to such other claim(s) exceeds $75,000 (the “Other Deductible”), in which case Seller shall be liable for all Damages including the amount of the Other Deductible. For the avoidance of doubt, Damages for Inventory Claims shall not count against the Other Deductible, and Damages for claims other than Inventory Claims shall not count against the Inventory Deductible.

(vi) Except for any liability of Buyer to pay Taxes under Section 1.5 or any Post-Closing Claims or Assumed Liability Claims, the indemnification obligations set forth in Section 6.2 will be triggered only if the aggregate amount of Damages with respect to such other claim(s) exceeds $75,000, in which case Buyer shall be liable for all Damages including the $75,000 amount.

(b) Buyer and Seller shall use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to the Parties under this Article VI.

(c) The amount of any Damages for which indemnification is provided under this Article VI shall be reduced by any related recoveries to which the Indemnified Party is entitled under insurance policies or other related payments received or receivable from third parties and any Tax benefits actually received by the Indemnified Party or any of its Affiliates or for which the Indemnified Party or any of its Affiliates is eligible on account of the matter resulting in such Damages or the payment of such Damages.

6.6 Exclusive Remedy. A claim for indemnification in accordance with (and subject to the terms of) this Article VI shall be the sole and exclusive source of satisfaction of, and sole and exclusive remedy for, any claim for Damages arising out of this Agreement or the transactions contemplated hereunder by either party; provided, however, that this Section 6.6 shall not be deemed a waiver by any Party of any right to specific performance or injunctive relief, or to make claims with respect to common law fraud, willful misrepresentation or other similar statutory provisions (collectively, “Fraud”), or any criminal matters committed by any Party or their respective officers, directors, employees, representative or affiliates.

6.7 Claim Notice.

(a) Any party seeking indemnification under Section 6.1 or Section 6.2 (each, an “Indemnified Party”) shall deliver, on or prior to the Claims Expiration Date, a notice (each, a “Claim Notice”) to the parties from whom indemnity is sought (the “Indemnifying Parties”).

(b) The timing of the giving of a Claim Notice shall be within the exclusive prerogative of the Indemnified Party. Subject to the expiration of claims in accordance with Section 6.4, no delay on the part of the Indemnified Party in giving a Claim Notice pursuant to Section 6.7(a) shall relieve the Indemnifying Parties of any liability or obligation under this Agreement, except to the extent that such delay materially prejudices the Indemnifying Party.

(c) Each Claim Notice shall state the amount of Damages claimed and a description, in reasonable detail, of the factual and legal bases for such Indemnity Claim.

6.8 Defense of Third Party Claims.

(a) Upon the receipt of a Claim Notice involving the assertion of liability, or the commencement of any action, suit or proceeding, by a person other than an Indemnifying

Party or an Indemnified Party (such person, a “Third Party” and such claim, a “Third Party Claim”), the Indemnifying Party shall have the option to assume the defense and control of such Third Party Claim. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim, action or proceeding within a reasonable time, but in no event more than fifteen days after notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Indemnified Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

(b) If the Indemnifying Party assumes the defense of any such Third Party Claim, the obligation of the Indemnifying Party as to such Third Party Claim shall be limited to taking all steps necessary in the defense or settlement thereof; provided, however, that the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Parties and shall at all times diligently and promptly pursue the resolution of such Third Party Claim. If the Indemnifying Party is held to be liable for indemnification hereunder, the Indemnifying Party will pay all Damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such Third Party Claim. The Indemnified Party may participate, at its expense, in the defense of such Third Party Claim provided that the Indemnifying Party shall direct and control the defense of such Third Party Claim. The Indemnified Party agrees to cooperate and make available to the Indemnified Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such Third Party Claim, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not enter into any non-cash settlement without the prior consent of the Indemnified Party.

(c) If the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may defend against such Third Party Claim in such manner as it may deem appropriate. The Indemnifying Party agrees to cooperate and make available to the Indemnified Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. If the Indemnifying Party, within ten days after notice shall have been given to it by the Indemnified Party of the latter’s intention to effect a settlement of any such Third Party Claim, which notice shall describe with particularity the terms of any such proposed settlement, shall not deposit with an escrow mutually satisfactory to the Indemnified Party and the Indemnifying Party a sum equivalent to the lesser of (i) the total amount demanded in such Third Party Claim or (ii) the applicable indemnification cap set forth in Section 6.5 or deliver to the Indemnified Party a surety bond or an irrevocable letter of credit for such sum in form and substance reasonably satisfactory to the Indemnified Party, then the Indemnified Party may settle such Third Party Claim on the terms detailed in its notice to the Indemnifying Party, and the Indemnifying Party shall be deemed to have agreed to the terms of such settlement and shall not thereafter in any proceeding by the Indemnified Party for indemnification question the propriety of such settlement. If the Indemnifying Party makes an escrow deposit or delivers a surety bond or letter of credit as aforesaid and thereafter the Indemnified Party settles such Third Party Claim, then in any proceeding by the Indemnified Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, the Indemnified Party shall have the burden of proving the amount of such liability of the Indemnifying Party, and the amount of the payments made in settlement of any Third Party Claim shall not be determinative as between the Indemnified Party and the Indemnifying Party of the amount of such indemnification liability, except that the amount of the settlement payments shall constitute the maximum amount of the indemnification liability of the Indemnifying Party. Such escrow deposit, surety bond or letter of credit shall by their respective terms be payable to the Indemnified Party in an amount determined in accordance with the last sentence of this paragraph and in the event the Indemnifying Party is held liable for indemnification hereunder. If the Indemnifying Party neither makes an escrow deposit nor delivers a surety bond or letter of credit as aforesaid, so that no settlement of such Third Party Claim is effected, in any proceeding by the Indemnified Party for indemnification in the event the Indemnifying Party is held liable for indemnification hereunder, such liability shall be for the amount of any judgment or award rendered with respect to such claim or in such action or proceeding and of all expenses, legal and otherwise, incurred by the Indemnified Party in the defense against such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall not, in the defense of such Third Party Claim, consent to the entry of any judgment or award, or enter into any settlement, except in either event with the prior consent of the Indemnifying Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnifying Party of a release from all liability in respect of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall not enter into any non-cash settlement without the prior consent of the Indemnifying Party. In defending any Third Party Claim, the Indemnified Party shall select counsel, contractors and consultants of recognized standing and competence and shall at all times diligently and promptly pursue the resolution of such Third Party Claim.

(d) The Indemnifying Parties shall also be liable for the reasonable fees and expenses of counsel incurred by each Indemnified Party in defending any Third Party Claim if (i) such Third Party Claim, if successful, is likely to result in a judgment, decree or order of injunction or other equitable relief or relief for other than money Damages against such Indemnified Party; or (ii) the Indemnified Party reasonably concludes that the Indemnifying Parties and such Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim; provided, however, that the Indemnifying Parties shall not be liable for the fees and expenses of more than one such additional counsel pursuant to this Section 6.8(d).

6.9 Procedures for Direct Claims. In the event any Claim Notice that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of such Claim Notice that the Indemnifying Party disputes the matters set forth in the Claim Notice under this Article, or the amount thereof, the claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party under this Article VI, and the Indemnifying Party shall pay or cause to be paid the amount of such liability to the Indemnified Party on behalf of all of the Indemnifying Parties on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed the liability of the Indemnifying Parties with respect to such claim as provided above, or the amount thereof, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 9.10.

6.10 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price.

ARTICLE VII

TERMINATION

7.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below:

(a) The Parties may terminate this Agreement by mutual written consent;

(b) Buyer may terminate this Agreement by giving written notice to Seller in the event Seller is in breach of any representation, warranty, covenant or agreement contained in this Agreement and such breach would reasonably be expected to have an Acquired Assets Material Adverse Effect, and such breach is not terminated within ten (10) Business Days of delivery of written notice thereof;

(c) Seller may terminate this Agreement by giving written notice to Buyer in the event Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement and such breach would reasonably be expected to have a Buyer Material Adverse Effect, and such breach is not remedied within ten (10) Business Days of delivery of written notice thereof;

(d) Except as provided in Section 7.1(f), Buyer may terminate this Agreement by giving written notice to Seller if the Closing shall not have occurred on or before December 15, 2003 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement); and

(e) Except as provided in Section 7.1(f), Seller may terminate this Agreement by giving written notice to Buyer if the Closing shall not have occurred on or before December 15, 2003 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement).

(f) In the event the Closing shall not have occurred on or before December 15, 2003 by reason of (i) the failure to obtain any required clearances under applicable antitrust or competition laws, or (ii) the failure to fulfill any employment consultation requirements, either Seller or Buyer may terminate this Agreement by giving written notice to the other party if the Closing shall not have occurred on or before March 31, 2004.

7.2 Effect of Termination.

(a) Except as set forth in Sections 7.2 (b) and 7.2(c), if any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party.

(b) Termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(c) by reason of a breach prior to the time of such termination of any covenant or agreement contained in this Agreement (but not by reason of a breach of any representation and warranty) shall not relieve a defaulting or breaching Party (whether or not it is the terminating Party) from any liability to the other Party.

(c) Notwithstanding any other provision contained in this Agreement to the contrary, the Confidentiality Agreement (as defined in Section 8.2(e)) shall survive the termination of this Agreement for any reason.

ARTICLE VIII

FURTHER AGREEMENTS

8.1 Warranties on Products. Buyer shall perform warranty and maintenance work with respect to Products manufactured, sold or supported by any member of the Seller Group on or prior to the Closing, whether or not the liability for such work is an Assumed Liability.

8.2 Access to Information; Record Retention; Cooperation.

(a) Access to Information. Subject to compliance with applicable laws and regulations regarding classified information and security clearance and each party’s applicable contractual commitments, following the Closing, each Party shall afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to third parties possessing information and, for a period of six (6) months following the Closing, providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as not unreasonably to interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (excluding Tax information, records, documents and data pertaining to Seller’s employees, other than Employee Information) (collectively, “Information”) within the possession or control of such Party or its Affiliates, relating to the manufacture, sale or support of the Products prior to the Closing, insofar as such access is reasonably required by the other Party (including financial reporting and accounting purposes, preparing financial statements, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, environmental matter or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes).

(b) Access to Personnel. For a period of six (6) months following the Closing, each Party shall use reasonable efforts to make available to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the manufacture, sale or support of the Products prior to the Closing or for any other matter referred to in Section 8.2(a).

(c) Reimbursement. A Party providing Information or personnel to another Party under Sections 8.2(a) or (b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may reasonably be incurred in providing such Information; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees or directors of the providing Party or its Affiliates.

(d) Access to Records. Buyer shall use reasonable efforts to preserve all Information in its possession pertaining to the manufacture, sale or support of any Products that are subject or related to any Deferred Asset until such time as an Approval is obtained with respect to such Deferred Asset, and Buyer shall afford Seller reasonable access to all such Information during such period of time.

(e) Confidentiality. Seller and Buyer acknowledge that Seller and Buyer have entered into a Mutual Non-Disclosure Agreement, dated as of April 28, 2003 (the “Confidentiality Agreement”), relating to the transactions contemplated by this Agreement, which shall remain in full force and effect after and notwithstanding the execution and delivery of this Agreement. Notwithstanding the expiration of the “Disclosure Period” (as defined in the Confidentiality Agreement) or the other termination of the Confidentiality Agreement, the information obtained from Buyer by Seller or its representatives or Affiliates or by Buyer or its representatives or Affiliates from Seller or any Seller Subsidiary, whether pursuant to Section 8.2(a) or otherwise in performance of this Agreement or the consummation of the Transactions contemplated hereby, shall be deemed “Confidential Information” (as that term is defined in the Confidentiality Agreement), and the Parties hereby agree that Sections 3 through 10 of the Confidentiality Agreement, the terms of which are incorporated by this reference as though set forth in full, shall apply to such information (regardless of whether the Confidentiality Agreement has been terminated). Notwithstanding anything previously stated to either party by the other party or included in any agreement between the parties, either party (and each employee, representative, or other agent of either party) may disclose to any and all persons, without any limitation, the tax treatment and tax structure of this transaction, as well as materials detailing the tax treatment and tax structure. However, specific details of the transaction, not necessary to an understanding of the tax treatment and tax structure, shall not be disclosed, including, but not limited to, descriptions of the assets involved and the identity of the parties involved.

8.3 Disclosure Generally.

(a) Any information furnished in the Disclosure Schedule (or any update thereto) shall be deemed to modify all of Seller’s representations and warranties. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Product, has or would have an Acquired Assets Material Adverse Effect, or is outside the Ordinary Course of Business.

(b) From time to time commencing on the date of this Agreement and until the Closing, Seller shall deliver to Buyer written notice of any event or development that would (i) render any statement, representation or warranty of Seller in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any respect that would reasonably be expected to have an Acquired Assets Material Adverse Effect or (ii) constitute or result in a breach by Seller of, or a failure by Seller to comply with, any agreement or covenant in this Agreement applicable to it that would reasonably be expected to have an Acquired Assets Material Adverse Effect. Any disclosure made by Seller pursuant to clause (i) of the prior sentence shall be deemed to amend and supplement the Disclosure Schedule for all purposes of this Agreement, provided, that if any such disclosure would give Buyer a right to terminate this Agreement pursuant to Section 7.1(b), such right shall be deemed to be waived if not exercised by Buyer in accordance with the provisions of Section 7.1(b) within ten (10) Business Days after receipt of such disclosure.

8.4 Certain Employee Matters.

(a) Business Employees and Transferred Employees.

(i) For purpose of this Agreement, “Business Employees” means those certain employees of Seller or any Seller Subsidiary that are employed in the manufacture, sale or support of the Products, as set forth on Schedule 2.10(c). “United States Business Employees” means those Business Employees of Seller employed in the United States. “English Business Employees” means those Business Employees of Seller employed in the United Kingdom. The parties acknowledge that the maximum amount of Business Employees is 29.

(ii) Those United States Business Employees who accept the employment offer of and who commence working with the applicable member of the Buyer Group pursuant to Section 8.4(b) shall hereafter be referred to as the “United States Transferred Employees”. The English Business Employees whose employment transfers to Buyer or any Buyer Subsidiary pursuant to the Transfer Regulations in accordance with the Section 8.4(c)(i), and those English Business Employees who accept Buyer’s employment offer and who commence working with Buyer pursuant to Section 8.4(c)(v) shall hereafter be referred to as the “English Transferred Employees”. The United States Transferred Employees and the English Transferred Employees shall hereafter be collectively referred to as “Transferred Employees”.

(b) United States Business Employees.

(i) Offer of Employment. Buyer shall, or shall cause a Buyer Subsidiary to, offer employment commencing at the Closing (except as otherwise provided in Section 8.4(b)(vii) and (x)) to all United States Business Employees by means of a letter substantially in the form set out in Exhibit N, which shall be accompanied by such additional information as Buyer and Seller mutually agree is necessary for such United States Business Employee’s proper consideration of such offer. For United States Business Employees, Buyer shall, or shall cause a Buyer Subsidiary to, offer employment on terms and conditions substantially the same, in the aggregate, as the terms and conditions of employment on which each such United States Business Employee is currently employed by Seller or the Seller Subsidiaries, including, without limiting the generality of the foregoing, a base, salary equal to the base salary set out with respect to such Business Employee on Schedule 2.10(c), a job involving the same type of work as the job set out with respect to such Business Employee on Schedule 2.10(c), the opportunity to work from home as provided in Section 8.4(b)(iii), relocation commitments, if any, as specified with respect to such Business Employee in Schedule 2.10(c), consideration for a base salary increase by no later than March 2004 and other compensation and benefits as specified in this Section 8.4; provided, however, that where a United States Business Employee receives a specific benefit from Seller or a Seller Subsidiary that is not available under any Buyer Employee Plan that is in existence at Closing, an equivalent monetary amount will be offered in lieu of such benefit as specified with respect to such Business Employee, in the amount set forth on Schedule 8.4(b)(i). For the avoidance of doubt, the obligations to the United States Business Employees under this Section 8.4(b) shall be an Assumed Liability.

(ii) Delivery of Employment Offers. Buyer shall, or shall cause a Buyer Subsidiary to, (A) deliver such employment offer for each United States Business Employee to the Seller for Seller’s review and approval by December 11, 2003 and (B) deliver such reviewed and approved employment offer to such United States Business Employees by no later than December 12, 2003. Each United States Business Employees shall have until December 17, 2003 to consider his or her offer. Such employment offer shall not be conditional upon any United States Business Employee satisfactorily completing a background investigation, drug test or other similar employment screening processes; provided, however, that each United States Business Employee may be required to provide evidence that such employee is legally permitted to be employed by the applicable member of the Buyer Group as required by applicable law. Except as otherwise specified in Section 8.4(b)(viii) and (ix), Buyer shall, or shall cause a Buyer Subsidiary to, employ any United States Business Employee accepting such employment offer under the applicable terms and conditions specified in this Section 8.4 immediately following the Closing.

(iii) Work From Home. Following such period during which United States Transferred Employees work in the Sunrise, Florida location of Seller or Seller Subsidiaries pursuant to the Transition Services Agreement, Buyer shall, or shall cause a Buyer Subsidiary to, allow each United States Transferred Employee to work from home, if he or she so wishes, and Buyer shall compensate and, if necessary, promptly reimburse such United States Transferred Employee for costs and expenses incurred by such United States Transferred Employee in connection with establishing and maintaining a reasonable home office set up and appropriate telecommunications.

(iv) Continued Terms and Conditions of Employment. Through at least the one-year anniversary of the date of the Closing, (A) Buyer shall not, and shall cause any Buyer Subsidiary not to, reduce or decrease the terms and conditions of employment of any United States Transferred Employee in any way, (including any reduction in any United States Transferred Employee’s vacation accrual rate below the rate which is set out with respect to such United States Transferred Employee in Schedule 2.10(c)); and (B) without limiting the foregoing, Buyer shall, or shall cause a Buyer Subsidiary to, provide to any United States

Transferred Employee whose employment is terminated by Buyer or a Buyer Subsidiary severance pay in an amount at least equal to and under terms and conditions that are at least as favorable as those in the applicable Seller Employee Plans at the Closing.

(v) Service Credit. Buyer shall cause each Buyer Employee Plan that applies to employees of Buyer or any Buyer Subsidiary employed in the United States, other than any stock option plan, to recognize the service date as set out in Schedule 2.10(c) with respect to each United States Transferred Employee participating in such plan for all purposes under such Buyer Employee Plan, including for vesting, benefit accrual or calculation and entitlement to benefits. For avoidance of doubt, such service date shall not be recognized under any Buyer Employee plan that is a stock option plan.

(vi) Participation in Buyer Employee Plans.

a.	Buyer shall cause each Buyer Employee Plan that applies to employees of Buyer or any Buyer Subsidiary employed in the United States to (A) allow each United States Transferred Employee (and their eligible dependents, as applicable) to participate in such Buyer Employee Plan effective January 1, 2004, without regard to any waiting or eligibility periods, except as provided for in Section 8.4(b)(vi)(b) below; (B) waive any exclusions for pre-existing conditions, evidence of insurability requirements or other similar limitations that would otherwise apply to any United States Transferred Employee (or their eligible dependents, as applicable) and ); and (C) provide each Loaned Employee and Leave Employee with credit or a cash payment in lieu thereof for any deductibles, co-payments or other out-of-pocket expenses paid by such employee (to the same extent such credit was given under the applicable Seller Employee Plan) in satisfying any applicable deductible or out-of-pocket requirements under such Buyer Employee Plan for the plan year in which such Loaned Employee or Leave Employee commences employment with Buyer or a Buyer Subsidiary pursuant to this Agreement; provided that the foregoing shall not apply to the extent it would result in duplication of benefits; provided, further, that such Loaned Employee or Leave Employee shall provide documentation of such expenses paid or incurred to Buyer or Buyer Subsidiary.

b.	United States Transferred Employees shall be eligible to participate in Buyer’s Employee Stock Purchase Plan effective July 1, 2004.

c.	Between the date on which a United States Transferred Employee is employed by Buyer or a Buyer Subsidiary pursuant to this Agreement and the first day of the following calendar month (“Interim Period”), such United States Transferred Employee may elect to (i) purchase short term disability, long term disability and/or Accidental Death and Dismemberment (“AD&D”) coverage equal to that coverage which such employee had (and, with respect to AD&D coverage, which such employee’s eligible dependents had) under Seller Employee Plans immediately prior to Closing for a period equal to the greater of the Interim Period and the minimum period of enrollment in such coverage and Buyer shall reimburse such United States Transferred Employee for the cost of such coverage; and (ii) convert any life insurance in which such United States Transferred Employee or his/her eligible dependents were enrolled under Seller Employee Plans immediately prior to Closing to an individual policy for the greater of the Interim Period and the minimum period of enrollment in such coverage and Buyer shall reimburse such United States Transferred Employee for the cost of such coverage.

(vii) Leave Employees. Any United States Business Employee who is on a Seller-approved leave of absence shall receive an offer of employment from Buyer or a Buyer Subsidiary at the time provided in and in accordance with Section 8.4(b)(i) and (ii). If a United States Business Employee, who accepts such employment offer, is on a Seller-approved leave of absence as of the Closing (“Leave Employee”) and is released to return to work within twelve (12) months following the commencement of such leave, such Leave Employee’s employment with Buyer or a Buyer Subsidiary shall commence upon such Leave Employee’s release to return to work by Seller and the terms and conditions of employment applicable to United States Transferred Employees as set out in this Section 8.4 shall apply to such Leave Employee at such time. Seller remains responsible for the adjudication of such Leave Employee’s claims under the Seller Employee Plans and for any costs and liability associated with such Leave Employee’s period of leave from the Closing until such Leave Employee’s commencement of employment with Buyer or a Buyer Subsidiary. Buyer shall cooperate with Seller regarding the return to work from leave in respect of any Leave Employee.

(viii) COBRA Benefits. None of the liabilities of Seller and Seller Subsidiaries under the Consolidated Omnibus Reconciliation Act (“COBRA”), which may arise as a result of the termination of employment of any United States Business Employee by Seller or Seller Subsidiaries, will be assumed by Buyer or any Buyer Subsidiary, except where such liabilities arise from Buyer’s breach of its obligations with respect to such United States Business Employee under this Agreement.

(ix) Defined Benefit Pension Plan. Buyer shall not assume and shall not liable for any obligations with respect to any United States Business Employee under any Seller Employee Plan which is a defined pension benefit plan under the Code.

(x) Loaned Employee. The United States Business Employee who is listed on Schedule 8.4(b)(xi) shall receive an offer of employment from Buyer or a Buyer Subsidiary at the time provided in and in accordance with Section 8.4(b)(i) and (ii) except that. such employment offer shall be conditioned upon the Buyer obtaining, at the Buyer’s cost, a Premium H-1B visa for such employee which permits the Buyer or the applicable Buyer Subsidiary to employ such employee in the United States. If such employee accepts such employment offer, Buyer shall commence all commercially reasonable efforts at Buyer’s cost to obtain such visa for such employee. If such visa is not obtained prior to the Closing Date, the Seller shall continue to employ such United States Business Employee (“Loaned Employee”) and such employment, and the obligations and liabilities of the Buyer and Seller in relation to such employment, shall be in accordance with the Employee Loan Agreement. Provided that such Loaned Employee is employed by Buyer or a Buyer Subsidiary, upon Seller obtaining a Premium H-1B visa for such employee, Buyer shall, or shall immediately cause a Buyer Subsidiary to, employ such Loaned Employee and the terms and conditions of employment applicable to United States Transferred Employees as set out in this Section 8.4 shall apply to such Loaned Employee upon commencement of employment.

(c) English Business Employees.

(i) Transfer Regulations. The Seller and Buyer believe that the transfer contemplated by this Agreement is one to which the Transfer of Undertaking (Protection of Employment Regulations) 1981, as amended (the “Transfer Regulations”) applies. Accordingly, with effect at and as of the Closing, the contracts of employment of the English Business Employees who have not objected to transfer and the rights, obligations and liabilities associated with those contracts of employment shall transfer automatically to Buyer or a Buyer Subsidiary and accordingly shall have effect as of the Closing as if originally made with Buyer or a Buyer Subsidiary instead of Seller or the relevant Seller Subsidiary to the extent provided for by the Transfer Regulations. Buyer or the relevant Buyer Subsidiary shall comply with the obligations imposed upon it by the Transfer Regulations with respect to the English Business Employees who have not objected to transfer, including obligations to employ on the same terms and conditions as such employees are employed by Seller Group or, where permitted by law, alternative terms and conditions which are not overall to the material disadvantage of such employees. In addition, except pension benefits which are provided for under section 8.4 c (vi) below, Buyer shall provide the English Business Employees who have not objected to transfer with benefits that are substantially the same in the aggregate to any benefits which do not transfer by operation of law under the Transfer Regulations. Further, without limiting the foregoing, in the event of any future redundancy as defined under Section 139 of the Employment Rights Act of 1996 of any English Transferred Employee within the period ending on the first anniversary of the date of the Closing, Buyer hereby agrees that it shall pay to any such redundant English Transferred Employee redundancy pay calculated in the same way as the statutory and discretionary redundancy payments Seller or the applicable Seller Subsidiary has made in recent redundancy exercises in the United Kingdom, in accordance with the calculation methods set forth on Schedule 8.4(c)(i);provided, however, that in the event a redundancy payment arises out of the move of the English Transferred Employees place of work to the Buyer’s Affiliate’s facility in Uxbridge, only the statutory redundancy payment need be made. For the avoidance of doubt, the obligations to the English Business Employees under this Section 8.4(c)(i) shall be an Assumed Liability.

(ii) Application of Transfer Regulations to persons other than English Transferred Employees. If the contract of employment of any person who is not an English Transferred Employee is found or alleged to have effect after Closing by reason of the Transfer Regulations as if originally made with the Buyer as a consequence of the sale and purchase of the Business hereunder, the Seller agrees that: (1) in consultation with the Buyer, it will, within seven days of being so requested by the Buyer (as long as the request is made no later than 7 days after the Buyer becomes aware of such finding or allegation) make to such Person an offer (the “New Offer”) in writing to employ him under a new contract of employment to take effect upon the termination referred to below; and (2) the New Offer will be such that none of the terms and conditions of the new contract will differ so far as reasonably practicable from the corresponding provision of that Person’s contract of employment immediately before Closing.

(iii) Consequences of Request for New Offer. If within 7 days of Buyer becoming aware of such finding or allegation Buyer has requested Seller to make a New Offer, then:

a.	upon the New Offer being made (or at any time after the expiration of seven days if the New Offer is not made as requested) the Buyer may terminate the employment of the person concerned; and

b.	if Buyer effects such person’s termination in accordance with clause (iii)a above within 7 days of such New Offer being made by Seller (or within 14 days of Buyer’s request for Seller to make a New Offer if no such offer is made), Seller shall indemnify the Buyer against all Damages suffered or incurred by the Buyer which arise out of or in connection with: (1) the employment of that Person after the Closing until such termination; and (2) such termination.

(iv) Consultation Assistance. Buyer shall provide Seller and the Seller Subsidiaries in writing with sufficient information and shall assist Seller and Seller Subsidiaries as reasonably requested by Seller Group to enable Seller and the Seller Subsidiaries to carry out their duties with regard to providing information to and consulting with the English Business Employees and/or the English Business Employees’ representatives or any applicable government or union authority, works council or similar body pursuant to the Transfer Regulations and such other information as is reasonably requested by the Seller and the Seller Subsidiaries in respect of the English Business Employees.

(v) Further Action by Buyer. In the event that for any reason (other than the objection to transfer by the relevant English Business Employee), the contract of employment of any of the English Business Employees does not, through the operation of the Transfer Regulations, have effect on and after the Closing as if made originally with the Buyer or the relevant Buyer Subsidiary, the Buyer undertakes forthwith after the Closing to offer or cause the applicable Buyer Subsidiary to offer a contract of employment to commence with immediate effect to any such English Business Employee on terms no less favorable than if such employee had transferred to Buyer or the relevant Buyer Subsidiary pursuant to the Transfer Regulations and in accordance with the provisions above and the additional obligations of Buyer or the relevant Buyer Subsidiary set out in Section 8.4(c)(i) and elsewhere in this Agreement shall apply to such employees.

(vi) Buyer shall offer to each of the English Transferred Employees, as soon as practicable after but with effect from the Closing membership of the Airspan Group Personal Pension Scheme with Legal & General Assurance Society with an initial annual contribution from Buyer of 7.5% of the English Transferred Employee’s pensionable earnings, subject always to the applicable restrictions of the United Kingdom Board of Inland Revenue on such contributions from time to time in force.

(vii) Work From Home. Buyer shall, or shall cause a Buyer Subsidiary to, for a period of no less than twelve (12) months from Closing, allow any English Transferred Employee who works from home and who is employed by Buyer or any Buyer Subsidiary, to continue to work from home on the same terms and conditions in relation to such home working as such employee is employed by Seller or a Seller Subsidiary.

(viii) Consultation Process. Notwithstanding the execution and delivery of this Agreement on the date hereof, the provisions of this Agreement relating directly or indirectly to (i) the sale, conveyance or assignment, transfer or delivery of the right, title and interest of the Seller Subsidiaries in the Acquired Assets located in the United Kingdom, (ii) the granting of rights under the Ancillary Agreements by any of the Seller Subsidiaries with respect to Acquired Assets located in the United Kingdom and (iii) the English Business Employees, shall not be binding or effective against the Seller Subsidiaries or such English Business Employees until and unless the provision of information to and consultation with the English Business Employees and/or their representatives as required by the Transfer Regulations has been completed to the satisfaction of Seller or any relevant Seller Subsidiary and instead, with respect to such Seller Subsidiaries and such English Business Employees, this Agreement shall constitute only an irrevocable binding offer by Buyer to effect the transactions contemplated hereby, which offer shall be deemed accepted, automatically and without further action on the part of any person, upon due completion of such information and consultation process to the satisfaction of Seller or any relevant Seller Subsidiary save that this section 8.4 (c) (vii) shall not apply if (a) it would be unreasonable for Seller to assert that consultation has not completed or (b) any failure to complete such consultation to the satisfaction of Seller is as a result of the sole failure of Seller and is not through the fault of any third party (including Buyer).

(ix) If immediately prior to the Closing, any English Transferred Employee owes any debt to Seller or any Seller subsidiary and if the rights of Seller to pursue such debt transfer from Seller to Buyer by reason of the Transfer Regulations, then if so requested by Seller, Buyer shall consider whether such debt is owing and if Buyer agrees such debt is owing, Buyer or any applicable Buyer Subsidiary shall, where permitted by applicable law, deduct the sum owed by such employee from such employee’s salary—either in one lump sum or over a period of up to 12 months. If applicable law does not allow for the deduction to be made from salary, Buyer or any applicable Buyer Subsidiary shall use reasonable commercial efforts to recover such sum from the employee. Seller shall indemnify Buyer and any applicable Buyer Subsidiary from all Damages incurred by reason of any actions taken by Buyer or such Buyer Subsidiary by reason of this section 8.4(c)(ix). Buyer shall pay to Seller any sum recovered which relates to any debt owed by such employee to Seller or Seller Subsidiary prior to the Closing. Buyer or Buyer Subsidiary’s obligation to recover such sum from any English Transferred Employee shall cease if Buyer or Buyer Subsidiary assigns all or any rights to recover such sum to Seller or Seller Subsidiary. Seller has used reasonable commercial efforts to ascertain if any such debt is owed to Seller by any English Transferred Employee and to Seller’s knowledge no such debt is owing.

(d) English & United States Transferred Employees.

(i) Compensation; Employee Benefits; Severance Plans. Except as otherwise provided in this Section 8.4 or as otherwise required by applicable law, the Transferred Employees shall cease to participate in or accrue further benefits under the Seller Employee Plans on cessation of their employment with Seller or any Seller Subsidiary.

(ii) Retention Bonus. On or before February 26, 2004, Buyer shall, or shall cause a Buyer Subsidiary to, pay the retention bonus payments to each Transferred Employee (the “Retention Bonus Payment”) in the amount set forth against each such Transferred Employee’s name on Schedule 8.4(d)(ii) so long as such Transferred Employee has satisfied the eligibility criteria set out in the FWA Retention Incentive Program Letter Agreement previously provided to each of the Transferred Employees (copies of each form of which are attached to Schedule 8.4(d)(ii)), as determined by Seller with respect to eligibility criteria to be satisfied prior to the Closing and by Buyer with respect to eligibility criteria to be satisfied after the Closing ; provided, however, that Buyer shall not be obligated to pay more than $450,000 in the aggregate in respect of the Retention Bonus Payments.; provided, further, that a Transferred Employee who is actively employed by (including on a paid leave of absence or the first 12 weeks of an unpaid leave under the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) the Buyer or any Buyer Subsidiary on February 26, 2004, shall be deemed to have met the eligibility criterion under the FWA Retention Incentive Program Letter Agreement of active employment by the Seller or any Seller Subsidiary as of such Retention Bonus Payment date and provided, further that, if Seller or any Seller Subsidiary has paid any Retention Bonus Payment or equivalent payment to any Loaned Employee or Leave Employee, Buyer shall no longer be required to make such payment to any such Loaned Employee or Leave Employee, but shall reimburse Seller for such Retention Bonus payment up to the aggregate amount of $450,000 referred to above. . For the avoidance of doubt, the obligation to make Retention Bonus Payments shall be an Assumed Liability.

(iii) Incentive Bonus. Buyer shall, or shall cause a Buyer Subsidiary to, pay each Transferred Employee a bonus (the “Incentive Bonus”) in an amount that is equal to the amount such Transferred Employee would have received under Seller’s FWA Success Program bonus scheme for calendar year 2003 had he or she remained as an employee of Seller or a Seller Subsidiary at the date that the Success Bonus would otherwise have been due and payable to such Transferred Employee; provided, however, that the aggregate liability of the Buyer Group in respect of the Incentive Bonuses shall not exceed $250,000; provided, further, that Buyer shall have no obligation to pay an Incentive Bonus to the Transferred Employees if Seller has already paid an equivalent incentive bonus and if Seller or any Seller Subsidiary has paid such Incentive Bonus or equivalent payment to any Loaned Employee or Leave Employee, Buyer shall reimburse Seller for such Incentive Bonus payment or equivalent payment up to the aggregate amount of $250,000 referred to above. The amount of the Incentive Bonus, or the rules for determining the amount of the Incentive Bonus, shall be determined by Seller in its sole discretion Buyer agrees to make payment of the Incentive Bonuses to each Transferred Employee within ten (10) Business Days following written notice from Seller as to the amount of the Incentive Bonus with respect to each Transferred Employee or the rules to be applied to determine such amount; provided, however, that in the event that Seller elects to deliver the rules for determining the amount of the Incentive Bonuses in lieu of providing the amounts to Buyer, such rules shall be sufficiently detailed as to permit Buyer to calculate the amount of the Incentive Bonuses with information that is readily available in its books and records relating to the Transferred Employees. For the avoidance of doubt, the obligation to make payment of the Incentive Bonuses shall be an Assumed Liability.

(iv) Seller shall at all times remain liable for any bonus payable to any Business Employee pursuant to any of the letter agreements listed in Schedule 8.4(d)(iv) (the “Special Retention Bonus”). The Special Retention Bonus may be paid by either Buyer or any Buyer Subsidiary or by Seller or any Seller Subsidiary. For the avoidance of doubt, if the Special Retention Bonus is paid by Buyer or any Buyer Subsidiary, Seller shall reimburse Buyer or such Buyer Subsidiary within ten (10) business days of Buyer providing Seller with a copy of the applicable pay slip showing payment of such sum by Buyer or Buyer Subsidiary.

(v) Apportionment of Obligations. The Buyer and the relevant Buyer Subsidiaries shall discharge all of their respective obligations in respect of the Transferred Employees for their own account from and including the Closing. Except as otherwise provided herein or in the Employee Loan Agreement, to the extent that any payment made by Buyer or any Buyer Subsidiary to or in relation to any Transferred Employee (including, without limitation, the remuneration, benefits and fees of the Transferred Employees and all PAYE, tax deductions, social security payments and national insurance contributions) is attributable to the period prior to the Closing, Seller shall account to Buyer in respect thereof. Except as otherwise provided herein or in the Employee Loan Agreement, to the extent that any payment made by Seller or any Seller Subsidiary to or in relation to any Transferred Employee (including, without limitation, the remuneration, benefits and fees of the Transferred Employees and all PAYE, tax deductions, social security payments and national insurance contributions) is attributable to the period on or after the Closing Date, Buyer shall account to Seller in respect thereof.

(e) Buyer Employment Indemnities. Buyer shall indemnify and keep indemnified the Seller Indemnified Parties in respect of, and hold the Seller Indemnified Parties harmless against, any and all Damages incurred by the Seller Indemnified Parties resulting from, relating to or arising out of or in connection with:

(i) (A) the offer of employment to Business Employees by the applicable member of the Buyer Group, (B) the failure to offer employment to or to employ Business Employees by the applicable member of the Buyer Group in breach of this Section 8.4, (C) the employment by any member of the Buyer Group of any Business Employee on or after the Closing and (D) the termination by any member of the Buyer Group of the employment of any Business Employee on or after the Closing;

(ii) any act, fault or omission by Buyer or any member of Buyer Group or any communication (whether before, on or after the Closing) that relates to any change or proposed change by Buyer or any Buyer Subsidiary to the remuneration, benefits, terms and conditions of employment, or the working conditions of any Business Employee or that relates to any termination or proposed or potential termination of employment of any Business Employee following the Closing; and

(iii) any employee or former employee of Buyer or any Buyer Subsidiary whether such Damages arise before, at or after the Closing.

(f) Restrictions on Buyer Employment Indemnities. Without prejudice to any specific assumption of liability or indemnity contained outside of Section 8.4(e), the indemnities set out in 8.4 (e) above shall not apply to:

(i) any liability or other obligation relating to any outstanding options of the Business Employees to acquire capital stock of Seller or any of its Affiliates;

(ii) any costs and expenses relating to any Business Employee who refuses to transfer to or be employed by the applicable member of the Buyer Group, (including severance or any other right to which such Business Employee may be entitled upon termination of his or her employment) unless such refusal to transfer or be employed by the applicable member of the Buyer Group or such cost or expense is caused by Buyer or Buyer Group’s breach of this Agreement; and

(iii) any obligation to pay the Retention Bonus in excess of the cap set forth in Section 8.4(d)(ii) and any obligation to pay the Incentive Bonus in excess of the cap set out in Section 8.4(d)(iii).

(g) Seller’s Employment Indemnities. Except where the Damages arise from the actions or omissions of any member of Buyer Group and subject to any indemnities provided by Buyer Group, Seller shall indemnify and keep indemnified the Buyer Indemnified Parties in respect of, and hold the Buyer Indemnified Parties harmless against, any and all Damages incurred by the Buyer Indemnified Parties resulting from, relating to or arising out of or in connection with:

(i) the employment or termination of any Transferred Employee by Seller or applicable member of Seller Group before the Closing;

(ii) any employee or former employee of Seller Group who is not a Business Employee, whether such Damages arise before, on or after the Closing; or

(iii) any failure by the Seller or applicable member of the Seller Group to comply with its or their obligations to provide information to and consult with the English Business Employees, their trade union representatives or any other employee representatives as required pursuant to Regulation 10 of the Transfer Regulations.

(h) No-Solicit; Other Communications.

(i) Transferred Employees. For a period ending on the first anniversary of the date of the Closing, neither Seller nor any of Seller’s Affiliates shall knowingly solicit employment of any Transferred Employee (except for any Transferred Employee whose employment is terminated by Buyer or any of its Affiliates) without the advance written consent of the Buyer. Notwithstanding the foregoing, nothing herein shall preclude generalized searches for employees, through the use of advertisements in the media (including the trade media) or through the engagement of firms to conduct searches that are not specifically targeted or focused on any such employees or the employment of such employees identified through such generalized searches.

(ii) Other Employees of Buyer and Seller. Absent the advance written consent of the other Party, neither Party shall knowingly solicit employment of any of the other Party’s or its Affiliates’ employees (other than the Transferred Employees, which are covered by Section 8.4(h)(i) above) for a period ending on April 1, 2005 with whom it had contact during or as a consequence of the negotiation of this Agreement or any Ancillary Agreement or otherwise in connection with the activities contemplated hereunder and thereunder. Without limiting the foregoing, neither Buyer nor any of its Affiliates shall, except with Seller’s prior written consent, make any offer of employment to any Business Employee who does not become a Transferred Employee. Prior to the Closing, Seller shall not, without the written consent of Buyer, take any actions to offer alternate employment to any Business Employee. Notwithstanding the foregoing, nothing herein shall preclude generalized searches for employees, through the use of advertisements in the media (including the trade media) or through the engagement of firms to conduct searches that are not specifically targeted or focused on any such employees or the employment of any such employees identified through such generalized searches.

(iii) Certain Communications. Until the earlier to occur of the Closing or April 1, 2005, neither Party shall communicate with any personnel of the other Party, except those designated by the other Party, on any matters pertaining to the transactions contemplated by this Agreement or any of the Ancillary Agreements or any Confidential Information of the other Party (as defined in the Confidentiality Agreement), except for communications in the Ordinary Course of Business that are not related to such transactions or Confidential Information; provided, however, that nothing in this Agreement shall prevent the Seller Group from communicating with any of the Transferred Employees regarding any matter relating to their employment with Seller Group or relating to the transfer of their employment to Buyer or one of the Buyer Subsidiaries.

(i) Delivery of Records. Within four weeks after Closing, the Seller shall deliver to the Buyer personnel files and other material employee records relating solely to the English Transferred Employees.

8.5 Acquisition of Leased Equipment. Where any member of the Seller Group leases personal computers (the “Leased Computers”) from one or more third party lessors in connection with the Business, Buyer shall be entitled, at its option and expense, to buy out the applicable lease from such lessor. Seller shall cause each member of the Seller Group to cooperate with Buyer and use commercially reasonable efforts to assist Buyer in acquiring the Leased Computers in accordance with this Section 8.5. Without limiting the foregoing, upon the request of Buyer, any member of the Seller Group shall be entitled (but not required) to purchase the Leased Computers from the lessor(s) at the total buyout price set forth in the related lease(s), at which time Buyer covenants that it will simultaneously purchase the Leased Equipment from such member of the Seller Group at the same price; provided, however, that, subject to the foregoing, Seller shall not be required to retain possession of the Leased Computers for the Buyer’s benefit, and shall be entitled to return any Leased Computer to the appropriate lessor.

8.6 Intellectual Property Matters.

(a) Third Party Intellectual Property. Upon the reasonable request of Buyer, to the extent that there is any Intellectual Property that was licensed to one or more members of the Seller Group in connection with the Business during the period immediately prior to the Closing that is not included in the Assigned Intellectual Property, Seller shall use commercially reasonable efforts to assist Buyer in obtaining a license (or other similar rights) with respect to such Intellectual Property; provided, however, that it is Buyer’s obligation to acquire a license or any similar rights with respect to third party Intellectual Property, Seller makes no guarantee that such a license or other rights will be available on terms that are acceptable to Buyer, and nothing herein shall be construed to require any member of the Seller Group to acquire any Intellectual Property for Buyer’s benefit. Schedule 8.6 sets forth a list of such third party Intellectual Property (the “Third Party Intellectual Property”).

(b) Deletion of Non-Transferred Software. Buyer agrees that, following the Closing (or such later date as Buyer acquires Leased Equipment pursuant to Section 8.5), Buyer shall not use any items of third-party software loaded on the Equipment as of the Closing or the Leased Equipment as of the date the Leased Equipment is acquired by Buyer, as the case may be, other than Assigned Software. Buyer shall, as soon as is reasonably practical, and in any event no later than forty-five (45) days following the Closing (or the date the Leased Equipment is acquired, as the case may be) delete all such non-transferred software from any of the Equipment or Leased Equipment on which it is installed.

8.7 Further Assurances. At any time and from time to time after the Closing, as and when requested by a Party hereto and at such Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably request to evidence and effectuate the transactions contemplated by this Agreement.

8.8 Acknowledgments by Buyer.

Buyer acknowledges and agrees that except as otherwise expressly provided herein, the Acquired Assets sold, transferred and assigned pursuant to this Agreement are being sold, transferred and assigned on an “as is, where is” basis at the Closing, but effective as at and from the Closing, and that no representations or warranty is given by the Seller Group with respect to the condition or state of repair of the Acquired Assets. BUYER EXPRESSLY ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, BUYER IS ACQUIRING THE ACQUIRED ASSETS WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES AS TO THE FITNESS, MERCHANTABILITY, NONINFRINGEMENT OR CONDITION OF THE ACQUIRED ASSETS OR AS TO ANY OTHER MATTER.

8.9 Transfer of Tangible Personal Property. The Parties agree that, except as otherwise provided for in the Manufacturing Services Agreement or the Transition Services

Agreement, Buyer shall be responsible, at its sole expense, for disassembling, packaging and removing the Tangible Personal Property from the premises of Seller and the Seller Subsidiaries at the Closing, and that Buyer shall use its commercially reasonable efforts to minimize the disruption to the respective businesses of those persons that occupy such premises. At least three (3) business days after the Closing, Buyer will present Seller with a migration plan for the removal of the Tangible Personal Property by Buyer from the various locations, which plan shall be subject to Seller’s approval. The Parties further agree that in the event that any of the Tangible Personal Property has not been removed by Buyer within ten (10) business days of the date provided in such plan, and Buyer does not remove such Tangible Personal Property within ten (10) business days of receipt of a written request from Seller to remove such Tangible Personal Property, such Tangible Personal Property shall be deemed to be abandoned by Buyer and Seller shall be permitted to take whatever steps with respect to such Tangible Personal Property that Seller, in its sole discretion, determines to be appropriate.

8.10 Risk of Loss. The Parties agree that at the Closing, all risk of loss or damage to the property included in the Acquired Assets shall be borne by Buyer notwithstanding the presence of the Acquired Assets on property of the Seller Group. Buyer acknowledges that it has sole responsibility for insuring the Acquired Assets and forever releases Seller and the Seller Subsidiaries for any and all acts or omissions with respect to such Acquired Assets, except for gross negligence and intentional misconduct of Seller or any Seller Subsidiary.

8.11 Tax Registrations. Buyer and the appropriate Buyer Subsidiaries shall as of the Closing be registered in Canada for purposes of the ETA, Value Added Tax legislation, and other applicable sales tax legislation in any other jurisdiction where the Acquired Assets are located. Buyer represents that Buyer is a taxpayer in good standing in each of the Tax jurisdictions in which it operates.

8.12 Preferred Supplier. For a period beginning at the Closing and ending on the second anniversary of the date of the Closing, and thereafter as mutually agreed, Seller and Buyer agree that they will each grant (and will cause their respective subsidiaries and Affiliates to grant) to the other supplier status for the Products (in the case of the Seller Group) and integrated network solutions (in the case of the Buyer Group). Each member of the Buyer Group and the Seller Group, respectively, may recommend the other’s products and services at its sole discretion; provided, that neither the Buyer Group nor the Seller Group makes any sales commitment whatsoever to the other; provided, further, that neither the Buyer Group nor the Seller Group shall be required to include the products or services of the other in determining their respective sales force quotas for sales made at and after the Closing.

8.13 Seller References. Except as may be specifically permitted by the Ancillary Agreements, no written or printed sales, promotional or selling materials, including any catalog or brochure, and no other tangible asset acquired by any member of the Buyer Group from any member of the Seller Group pursuant to this Agreement that contains the name of or references to any member of the Seller Group or their Affiliates shall be used publicly or distributed by any member of the Buyer Group or their Affiliates until such names or references are deleted or covered by a sticker reasonably acceptable to Seller. Buyer shall not permit the name of any member of the Seller Group or their Affiliates (or any variance thereof) to be used in any electronic form by any member of the Buyer Group or their Affiliates, including email or other electronic addresses or sites. During the six (6) month period following the Closing Date, Buyer shall be permitted to sell any finished goods Inventory bearing any trademarks or tradenames of Seller (excluding any Assigned Trademarks), including any finished goods products of Buyer into which components, parts and other items included in the Inventory (other than finished goods Inventory) that bear such trademarks or tradenames have been incorporated, in the ordinary course of business consistent with past practice. After the expiration of such six (6) month period, Buyer shall have no further right to sell or otherwise dispose of any Inventory bearing such trademarks or tradenames. Buyer agrees and acknowledges that Seller retains all right, title and interest in such trademarks and tradenames and that Buyer receives no right to use such trademarks and tradenames except as expressly set forth above in this Section 8.13.

8.14 Accounts Receivable. Upon the reasonable request of Seller, Buyer shall cooperate with Seller in seeking payment from customers of the Business with respect to the Accounts Receivable that remain outstanding at and after the Closing; provided, however, that Seller shall reimburse Buyer for reasonable expenses incurred by Buyer in connection with any actions taken by Buyer pursuant to this Section 8.14.

8.15 Preparation of Financial Statements. Seller agrees to use commercially reasonable efforts to supply to Buyer, no later than seventy (70) days after the date of the Closing, the following financial statements that are required by Buyer to comply with its reporting obligations and the requirements set forth on Form 8-K and otherwise in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder: (i) audited balance sheets as of the end of each of the two most recent fiscal years; (ii) audited statements of income and cash flow for each of the three fiscal years preceding the date of the most recent balance sheet; and (iii) any unaudited, interim financial statements required under the Exchange Act (such statements to be collectively referred to herein as the “Seller Financial Statements”). The audited financial statements shall be audited by Deloitte & Touche, LLP (“D&T”). The Seller Financial Statements will be prepared in accordance with generally accepted accounting principles (“GAAP”) based on Seller’s books and records (except to the extent that the Exchange Act permits the use of unaudited financial statements, in which case the Seller Financial Statements shall not be required to contain all footnotes that are required for audited financial statements). Buyer hereby agrees to reimburse Seller and each Seller Subsidiary, as applicable, for any and all out-of-pocket costs and expenses incurred in connection with the preparation of the Seller Financial Statements, with such reimbursement to occur promptly upon receipt of written notice from Seller detailing such costs and expenses.

8.16 Post-Closing Support Services. After the Closing, and for a period not to exceed 10 years thereafter, Buyer shall provide Level 3 support services to NETAS at commercially reasonable rates and on other commercially reasonable terms and conditions. Level 3 support means Buyer will provide NETAS with access to its global product support organization twenty-four (24) hours a day/seven days a week and will provide access to English speaking product specialists to assist with resolution of critical customer support requests from NETAS. Buyer shall also make spares available and shall provide return and repair service to NETAS and/or Turk Telecom at the then prevailing market rate until the end of 2007.

ARTICLE IX

MISCELLANEOUS

9.1 Press Releases and Announcements. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure, including to the employees of such Party or its Affiliates, relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other Party and the other Party shall have the right to review such press release or announcement prior to its publication).

9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person (including with respect to any employee or former employee of Seller, the Seller Subsidiaries, Buyer or any of their Affiliates, any Transferred Employees and any Business Employees, any right to employment or contractual employment for any specified period) other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates; provided, however, that the provisions of Article VI are intended for the benefit of the entities and individuals specified therein and their respective legal representatives, successors and assigns.

9.3 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates. For purposes of this Agreement, “Affiliate” shall have such meaning as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

9.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between Buyer, on the one hand, and Seller, on the other hand. This Agreement (including the documents referred to herein) supersedes any prior understandings, agreements, or representations by or between Buyer, on the one hand, and Seller, on the other hand, whether written or oral, with respect to the subject matter hereof.

9.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

9.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered one (1) Business Day after it is sent by (a) a reputable courier service guaranteeing delivery within one (1) Business Day or (b) telecopy, provided electronic confirmation of successful transmission is received by the sending Party and a confirmation copy is sent on the same day as the telecopy transmission by certified mail, return receipt requested, in each case to the intended recipient as set forth below:

if to Buyer:	Airspan Networks, Inc. 777 Yamato Road, Suite 105 Boca Raton, Florida 33431 Telecopier: (561) 893-8670 Attention: Senior Vice President and Chief Financial Officer

with a copy to: (which shall not constitute notice)	Adorno & Yoss, P.A. 2601 S. Bayshore Drive, Suite 1600 Miami, Florida 33133 Telecopier: (305) 858-4777 Attention: Seth P. Joseph

if to Seller to:	Nortel Networks Limited 8200 Dixie Road, Suite 100 Brampton, Ontario L6T 5P6 Telecopy: (905) 863-8386 Attention: Secretary

And

Nortel Networks Inc. Suite 300 220 Athens Way Nashville, TN 37228 Telecopy: (615) 432-4067 Attention: General Counsel

with a copy to: (which shall not constitute notice)	Gibson, Dunn & Crutcher LLP 1881 Page Mill Road Palo Alto, CA 94304 Telecopy: (650) 849-5333 Attention: Lawrence Calof

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

9.10 Prevailing Parties. Except as may be set forth in Article VI (Indemnification), if any legal action is brought for the enforcement of this Agreement prior to the Closing, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, paralegal fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

9.11 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.13 Expenses. Except as may be otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.14 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that, subject to Section 9.15, the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.

9.15 Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.8. Nothing in this Section 9.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

9.16 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All references to “$”, “Dollars” or “US$” refer to currency of the United States of America. When a reference is made in this Agreement to Articles, Sections, Exhibits, Schedules or Disclosure Schedule, such reference shall be to the Article or Section of, or Exhibit or Schedule or Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any reference to “herein” or “hereof” or similar terms shall refer to the agreement as a whole rather than to the individual paragraph, Section or Article. In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders. Any reference to “Business Day” shall mean any day other than a Saturday or Sunday or a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

9.17 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.18 Facsimile Signature. This Agreement may be executed by facsimile signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

NORTEL NETWORKS LIMITED

By:	/s/ Arno Nadolny
Name:	Arno Nadolny
Title:	Attorney in Fact

AIRSPAN NETWORKS INC.

By:	/s/ Peter Aronstam
Name:	Peter Aronstam
Title:	Senior Vice President

The undersigned hereby acknowledges the terms of this Agreement and agrees to become a party hereto and perform the obligations hereunder.

AIRSPAN COMMUNICATIONS LIMITED

By:	/s/ David Brant
Name:	David Brant
Title:	Company Secretary

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]